Exhibit 10.37

[FORM OF PROPOSED]
LEASE

by and between

AGP SORRENTO BUSINESS COMPLEX, L.P.,
a Delaware limited partnership

and

MABVAX THERAPEUTICS HOLDINGS, INC.,

a Delaware corporation

LEASE

THIS LEASE (this "Lease") is entered into effective as of the ____ day of, August, 2015 (the "Execution Date"), by and between AGP SORRENTO BUSINESS COMPLEX, L.P., a Delaware limited partnership ("Landlord"), and MABVAX THERAPEUTICS HOLDINGS, INC., a Delaware corporation ("Tenant").

RECITALS

A.           Landlord owns certain real properly (the "Property") and the improvements on the Property located at 11535 – 11585 Sorrento Valley Road, San Diego, California 92121, including the five (5) buildings located thereon (each, a "Building" and, collectively, the "Buildings" or "Project"); and

B.           Landlord wishes to lease to Tenant, and Tenant desires to lease from Landlord, certain premises (the "Premises") located in the Buildings, pursuant to the terms and conditions of this Lease, as detailed below.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.           Lease of Premises.  Effective on the Term Commencement Date, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises (as shown on Exhibit A attached hereto) for use by Tenant in accordance with the Permitted Use (as defined below).  The Property and all landscaping, parking facilities, private drives and other improvements and appurtenances related thereto, including the Buildings, are hereinafter collectively referred to as the "Project."  All portions of the Project that are for the non-exclusive use of tenants of the Buildings, including driveways, sidewalks, parking areas, landscaped areas, service corridors, stairways, elevators, public restrooms and public lobbies, are hereinafter referred to as "Common Area." Subject to casualty, eminent domain and Article 13, Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week.  The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Landlord and Tenant covenant as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance.  The parties hereto acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the Building only, and such exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the Common Areas or the elements thereof or of the accessways to the Premises or the Project.

2.           Basic Lease Provisions.  For convenience of the parties, certain basic provisions of this Lease are set forth herein.  The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.

2.1           This Lease shall take effect upon the Execution Date and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the date of execution and delivery hereof by all parties hereto; provided that Tenant will have no obligation to pay Rent or to perform any of its obligations hereunder until the Term Commencement Date.

2.2           In the definitions below, each current Rentable Area (as defined in Section 6.1 below) is expressed in rentable square footage.  Rentable Area and "Tenant's Pro Rata Share" are all subject to adjustment as provided in this Lease only in the event of a change in the physical size of the Premises, Building or Project (and not solely due to a remeasurement):

2.2.1           Premises:  Approximately 14,971 rentable square feet of space in the Building located at 11535 Sorrento Valley Road, as set forth in Exhibit A attached hereto, known as Suite 400.

2.2.2           Tenant's Pro Rata Share: 69.31% for the Building and 11.79% for the Project (i.e., 14,971 rentable square feet within the Premises/21,600 rentable square feet within the Building and 126,985 rentable square feet within the Project) (See Section 8 of Lease).

2.3           Initial monthly and annual installments of Base Rent for the Premises ("Base Rent") as of the Term Commencement Date (as defined in Section 2.4 below):
Lease Months	Annual Base Rent	Monthly Installment of Base Rent	Monthly Base Rental Rate per Rentable Square Foot
1 – 12	$427,571.76	$35,630.98	$2.38
13 – 24	$440,398.92	$36,699.91	$2.45
25 – 36	$453,610.92	$37,800.91	$2.52**
37 – 48	$467,219.28	$38,934.94	$2.60**
49 – 60	$481,235.88	$40,102.99	$2.68**
61 – 72	$495,672.96	$41,306.08	$2.76**
* The initial Monthly Installment of Base Rent amount was calculated by multiplying the initial Monthly Rental Rate per Rentable Square Foot amount by the number of rentable square feet of space in the Premises, and the Annual Base Rent amount was calculated by multiplying the initial Monthly Installment of Base Rent amount by twelve (12).  In all subsequent Base Rent payment periods during the Lease Term commencing on the first (1st) day of the full calendar month that is Lease Month 13, the calculation of each Monthly Installment of Base Rent amount reflects an annual increase of three percent (3%) and each Annual Base Rent amount was calculated by multiplying the corresponding Monthly Installment of Base Rent amount by twelve (12).
**The amounts identified in the column entitled "Monthly Rental Rate per Rentable Square Foot" are rounded amounts provided for informational purposes only.

2.4           Term Commencement Date: The date that the Premises are Ready For Occupancy (as defined in Exhibit D attached hereto), which Term Commencement Date is anticipated to be August 1, 2015.  In the event Landlord fails to deliver the Premises to Tenant with the Tenant Improvements Substantially Complete on or before November 1, 2015 ("First Outside Date") as such First Outside Date shall be extended due to Force Majeure delays and Tenant Delays, Tenant will be entitled to one day of free Monthly Base Rent, to be applied after the Term Commencement Date, for each day after such First Outside Date that the Premises are not delivered to Tenant as required hereunder.  In the event fails to deliver the Premises to Tenant with the Tenant Improvements Substantially Complete on or before December 1, 2015 ("Second Outside Date"), as such Second Outside Date shall be deemed extended due to Force Majeure delays and Tenant Delays, Tenant may terminate this Lease by delivery of written notice to Landlord no later than that date which is five (5) business days after such Second Outside Date, in which case Landlord will immediately refund all amounts paid by Tenant pursuant to this Lease and Tenant shall have no further obligations to Landlord pursuant to this Lease except for those obligations which expressly survive the expiration or sooner termination of this Lease.

2.5           Term Expiration Date:  The last day of the month in which the seventy-second (72nd) month anniversary of the Term Commencement Date occurs.

2.6           Security Deposit: $126,654.66.

2.7           Permitted Use:  Office and/or laboratory use, together with all research and development in connection with such laboratory use and life sciences and biotechnology manufacturing, in conformity with all federal, state, municipal and local laws, codes, ordinances, rules and regulations of Governmental Authorities (as defined below) now or hereafter in force relating to or affecting the use and occupancy of the Premises and Tenant's Alterations to the Premises, including, without limitation, the provisions of the Americans with Disabilities Act ("ADA") as it pertains to the condition, use, occupancy, improvement and alteration (including unforeseen and/or extraordinary alterations or improvements to the extent required by a governmental authority pertaining to Tenant's use and occupancy and Tenant's Alterations to the Premises, and regardless of the period of time remaining in the Lease Term) of the Premises, committees, associations, or other regulatory committees, agencies or governing bodies having jurisdiction over the Premises, the Buildings, the Property, the Project, Landlord or Tenant, including both statutory and common law and hazardous waste rules and regulations and including the provisions of the ADA, as defined below (collectively, "Applicable Laws").

2.8           Address for Rent Payment:

AGP SORRENTO BUSINESS COMPLEX, L.P.
PO Box 30308
Department 0115
Los Angeles, CA 90030-0308

2.9           Address for Notices to Landlord:

AGP SORRENTO BUSINESS COMPLEX, L.P.
c/o Parallel Capital Partners, Inc.
4105 Sorrento Valley Boulevard
San Diego, CA 92121
Attention:  Matthew Root

2.10           Addresses for Notices to Tenant:

Prior to the Term Commencement Date:

Mabvax Therapeutics Holdings, Inc.
11585 Sorrento Valley Road, Suite 20
San Diego, California 92121
Attention: Gregory Hanson, CFO

With a copy to:

Mabvax Therapeutics Holdings, Inc.
11585 Sorrento Valley Road, Suite 20
San Diego, California 92121
Attention: David Hansen, CEO

After the Term Commencement Date:

Mabvax Therapeutics Holdings, Inc.
11535 Sorrento Valley Road, Suite 400
San Diego, CA  92121
Attention: Gregory Hanson, CFO

With a copy to:

Mabvax Therapeutics Holdings, Inc.
11535 Sorrento Valley Road, Suite 400
San Diego, CA  92121
Attention: David Hansen, CEO

2.11           Lease Guarantor:  None

2.12           The following Exhibits are attached hereto and incorporated herein by reference:

A.	Floor Plan of Premises

B.	Rules and Regulations

C.	Amendment to Lease

D.	Tenant Work Letter

E.	Estoppel Certificate

2.13           Number of Parking Spaces:  Thirty-seven (37) unreserved parking passes; provided, however, that Tenant, at its sole cost, shall have the right to designate up to ten (10) of such parking passes as visitor/reserved parking located near the primary entrance to the Premises in the location depicted on Exhibit F attached hereto.  Parking shall be free throughout the Term of this Lease.

3.           Term; Tenant's Early Cancellation Right and Right of First Offer.

3.1           Term.  The actual term of this Lease (the "Lease Term") shall commence on the Term Commencement Date and will end at 11:59 p.m. on the Term Expiration Date, subject to earlier termination of this Lease as provided herein.  At any time during the Lease Term, Landlord may deliver to Tenant a factually correct  amendment to this Lease confirming the Lease Commencement Date and Lease Expiration Date, in the form as set forth in Exhibit C, attached hereto, which Tenant shall execute and return to Landlord within five (5) days of receipt thereof .

3.2           Tenant's Early Cancellation Right.  Provided Tenant fully and completely satisfies each of the conditions set forth in this Section 3.2, Tenant shall have the one-time option ("Termination Option") to terminate this Lease effective as of the last day of the sixtieth (60th) month of the initial Lease Term (the "Termination Date").  In order to exercise the Termination Option, Tenant must fully and completely satisfy each and every one of the following conditions:  (i) Tenant must give Landlord written notice ("Termination Notice") of its exercise of the Termination Option, which Termination Notice must be delivered to Landlord at least nine (9) months prior to the Termination Date, (ii) at the time of the Termination Notice, Tenant shall not be in Default under this Lease (after notice and the expiration of applicable cure periods), and (iii) concurrently with Tenant's delivery of the Termination Notice to Landlord, Tenant shall pay to Landlord the "Termination Consideration".  As used herein, the "Termination Consideration" shall mean an amount equal to the sum of:  (A) the unamortized portion of the brokerage commissions paid or incurred by Landlord in connection with this Lease; plus (B) the unamortized portion of any Tenant Improvement costs paid by Landlord for the Premises; plus (C) an amount equal to three (3) months of Base Rent (i.e., an amount equal to One Hundred Twenty-Two Thousand Three Hundred Fifty-Six and 20/100 Dollars ($122,356.20)).  The brokerage commissions, Tenant Improvement costs and the Allowance shall all be amortized in monthly installments on a straight-line basis over the scheduled initial seventy-two (72) month Lease Term, together with interest at the rate of eight percent (8%) per annum, and the unamortized portion thereof shall be determined based upon the unexpired portion of such initial seventy-two (72) month Lease Term as of the Termination Date.  If Tenant properly and timely exercises its termination option in this Section 3.2 in strict accordance with the terms hereof, this Lease shall expire at midnight on the Termination Date, and Tenant shall be required to surrender the Premises to Landlord on or prior to the Termination Date in accordance with the applicable provisions of this Lease.  The termination right set forth in this Section 3.2 is personal to the original Tenant executing this Lease ("Original Tenant") and may only be exercised by the Original Tenant (and not any assignee sublessee or other transferee of Original Tenant's interest in this Lease).  Upon termination of this Lease pursuant to this Section 3.2, the parties shall be relieved of all further obligations under this Lease except for those obligations under this Lease which expressly survive the expiration or sooner termination of this Lease, and Landlord will return the Security Deposit to Tenant in accordance with Article 10 below.

3.3           Right of First Offer.  Commencing as of the Execution Date and continuing during the first thirty-six (36) months of the initial Lease Term only ("Right of First Offer Period"), Tenant shall have a one-time right of first offer with respect to the balance of the available space in the Building (the "First Offer Space").  Notwithstanding the foregoing (i) the lease term for Tenant's lease of the First Offer Space pursuant to Tenant's exercise of such first offer right of Tenant shall commence only following the expiration or earlier termination of any existing lease pertaining to the First Offer Space, including any renewal or extension of any such existing lease, whether or not such renewal or extension is pursuant to an express written provision in such lease, and regardless of whether any such renewal or extension is consummated pursuant to a lease amendment or a new lease, and (ii) such first offer right shall be subordinate and secondary to all rights of expansion, first refusal, first offer or similar rights granted to (x) the tenant of any such existing lease and (y) any other tenant of the Project as of the date hereof (the rights described in items (i) and (ii), above to be known collectively as "Superior Rights").  As of the date hereof, there are no Superior Rights affecting the First Offer Space other than an existing tenant in a portion of such space.  Tenant's right of first offer shall be on the terms and conditions set forth in this Section 3.3.

3.3.1           Procedure for Offer.  Landlord shall notify Tenant (the "First Offer Notice") from time to time when Landlord receives a bona fide offer to lease the First Offer Space on terms which Landlord is willing to accept, where no holder of a Superior Right desires to lease such space, which First Offer Notice will set out the terms of such third party offer.  The economic terms and conditions of Tenant's lease of such First Offer Space shall be as provided in Landlord's First Offer Notice ("First Offer Economic Terms").

3.3.2           Procedure for Acceptance.  If Tenant wishes to exercise Tenant's right of first offer with respect to the space described in the First Offer Notice, then within seven (7) business days after delivery of the First Offer Notice to Tenant ("Election Date"), Tenant shall deliver notice to Landlord of Tenant's exercise of its right of first offer with respect to the entire space described in the First Offer Notice and on the First Offer Economic Terms contained therein.  If Tenant does not exercise its right of first offer within the seven (7) business day period (on all of the First Offer Economic Terms), then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires and Tenant's right of first offer shall thereupon automatically terminate and this Section 3.3 shall be deemed null and void and of no further force or effect unless such First Offer Space becomes available during the First Offer Period.  Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space comprising the First Offer Space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof or object to any of the First Offer Economic Terms.

3.3.3           Construction of First Offer Space.  Tenant shall take the First Offer Space in its "As-Is" condition (except as otherwise provided in the First Offer Notice), and Tenant shall be entitled to construct improvements in the First Offer Space at Tenant's expense, in accordance with and subject to the provisions of Article 16 of this Lease.

3.3.4           Lease of First Offer Space.  If Tenant timely exercises Tenant's right to lease the First Offer Space as set forth herein, Landlord and Tenant shall execute an amendment adding such First Offer Space to this Lease upon the First Offer Economic Terms set forth in Landlord's First Offer Notice and upon the same non-economic terms and conditions as applicable to the Premises.  Tenant shall commence payment of rent for the First Offer Space and the Lease Term of the First Offer Space shall commence upon the date of delivery of such First Offer Space to Tenant (or as otherwise set forth in the First Offer Economic Terms).  The Lease Term for the First Offer Space shall be provided in the First Offer Economic Terms.

3.3.5           No Defaults.  The rights contained in this Section 3.3 shall be personal to the Original Tenant or an Affiliate Assignee, and may only be exercised by the Original Tenant or such Affiliate Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant's interest in this Lease) if the Original Tenant or such Affiliate Assignee actually occupies at least seventy-five percent (75%) of the entire Premises then leased by Original Tenant or such Affiliate Assignee as of the date of Tenant's exercise of its right of first offer.  In addition, at Landlord's option and in addition to Landlord's other remedies set forth in this Lease, at law and/or in equity, Tenant shall not have the right to lease the First Offer Space as provided in this Section 3.3 if, as of the date of the First Offer Notice, or, at Landlord's option, as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in Default under this Lease (beyond the expiration of all applicable notice and cure periods).

4.           Renewal Option.

4.1           Option Right.  Landlord hereby grants the originally named Tenant herein or any Affiliate Assignee, one (1) option to extend the Lease Term for a period of five (5) years (the "Option Term"), which option shall be exercisable only by written notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such notice, Tenant is not in Default under this Lease after any applicable notice and cure period.  Upon the proper exercise of such option to extend, and provided that, at Landlord's option, as of the end of the initial Lease Term, Tenant is not in Default under this Lease after the expiration of any applicable notice and cure period, the Lease Term shall be extended for a period of five (5) years.  The rights contained in this Section 4 shall be personal to the Original Tenant or an Affiliate Assignee and may only be exercised by the Original Tenant or an Affiliate Assignee (and not any other assignee, sublessee or other transferee of Original Tenant's interest (or Affiliate Assignee's interest) in this Lease)).

4.2           Base Rent During Option Term.  The Base Rent payable by Tenant during the Option Term shall be equal to the Fair Market Rent for the Premises as of the commencement date of the Option Term.  The "Fair Market Rent" shall be equal to the rent, including all escalations, at which tenants, as of the commencement of the Option Term are leasing non-sublease, non-encumbered, non-equity space comparable in size, location and quality to the Premises, for a similar lease term, in an arm's length transaction, which comparable space is located in the Project and in the "Comparable Buildings," as that term is defined hereinbelow (collectively, the "Comparable Transactions"), and which Comparable Transactions have been entered into within the twelve (12) month period prior to Landlord's delivery of the "Rent Notice," as that term is defined in Section 4.3 below, taking into consideration only the following concessions (the "Concessions"):  (i) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, and (ii) tenant improvements or allowances provided or to be provided for such comparable space, such value to be based upon  the age, condition, design, quality of finishes, and layout of the improvements ; provided, however, that notwithstanding anything to the contrary herein, no consideration shall be given to (x) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant's exercise of its right to lease the Premises during the Option Term or the fact that the Comparable Transactions do or do not involve the payment of real estate brokerage commissions, and (y) any period of rental abatement, if any, granted to tenants in Comparable Transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces.    If in determining the Base Rent a tenant improvement allowance is granted under item (ii) above, Landlord may, at Landlord's sole option, elect any or a portion of the following:  (A) to grant some or all of the tenant improvement allowance to Tenant in the form as described above (i.e., as an improvement allowance), and (B) to adjust the rental rate component of the Base Rent to be an effective rental rate which takes into consideration the total dollar value of the tenant improvement allowance (in which case the tenant improvement allowance evidenced in the effective rental rate shall not be granted to Tenant).  For purposes of this Lease, the term "Comparable Buildings" shall mean other first-class buildings which are comparable to the Building in terms of age (based upon the date of completion of construction or major renovation as to the building containing the portion of the premises in question), tenant mix, quality of construction, institutional ownership, level of services and amenities, and size and appearance, to the extent located in the Sorrento Valley and Sorrento Mesa area of San Diego, California.

4.3           Exercise of Option.  The option contained in this Section 4 shall be exercised by Tenant, if at all, only in the following manner:  (i) Tenant shall deliver written notice ("Interest Notice") to Landlord no sooner than nine (9) months and no later than six (6) months prior to the expiration of the then current Lease Term, stating that Tenant is interested in exercising its option; (ii) Landlord, within thirty (30) days after receipt of the Interest Notice, shall deliver notice (the "Rent Notice") to Tenant setting forth Landlord's determination of the Base Rent; and (iii) if Tenant wishes to exercise such option, Tenant shall, within the later to occur of thirty (30) days after Tenant's receipt of the Rent Notice or five (5) months prior to the expiration of the then current Lease Term, exercise the option by delivering written notice thereof (the "Option Notice") to Landlord and upon, and concurrent with, such exercise, Tenant may, at its option, object to the Base Rent determined by Landlord.  If Tenant exercises the option to extend but objects to the Base Rent contained in the Rent Notice, then the Base Rent shall be determined as set forth in Section 4.4 below.  Failure of Tenant to deliver the Interest Notice to Landlord on or before the date specified in (i) above or to deliver the Option Notice to Landlord on or before the date specified in (iii) above shall be deemed to constitute Tenant's failure to exercise its option to extend.  If Tenant timely and properly exercises its option to extend, the Lease Term shall, subject to Section 4.4 below, be extended for the Option Term upon all of the terms and conditions set forth in this Lease, except that the Base Rent shall be as indicated in the Rent Notice or as determined in accordance with Section 4.4, as applicable, and all references herein to the Lease Term shall include the Option Term.

4.4           Determination of Base Rent.  In the event Tenant exercises its option to extend but objects to Landlord's determination of the Base Rent concurrently with its exercise of the option to extend (in the case where Landlord's determination of Base Rent is based on Fair Market Rent), Landlord and Tenant shall attempt to agree in good faith upon the Base Rent.  If Landlord and Tenant fail to reach agreement within twenty (20) days following Tenant's delivery of the Option Notice (the "Outside Agreement Date"), then each party shall make a separate determination of the Base Rent, within five (5) business days after the Outside Agreement Date, concurrently exchange such determinations and such determinations shall be submitted to arbitration in accordance with Sections 4.4(a) through (g) below.

(a)           Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of office space in Comparable Buildings.  The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted Base Rent is the closest to the actual Fair Market Rent, as determined by the arbitrators, taking into account the requirements of Section 4 of this Lease.  Each such arbitrator shall be appointed within fifteen (15) business days after the applicable Outside Agreement Date.

(b)           The two (2) arbitrators so appointed shall within five (5) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

(c)           The three (3) arbitrators shall within five (5) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord's or Tenant's submitted Base Rent and shall notify Landlord and Tenant thereof.

(d)           The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

(e)           If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) business days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator's decision shall be binding upon Landlord and Tenant.

(f)           If the two (2) arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the Base Rent to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Section 4.

(g)           The cost of arbitration shall be paid by Landlord and Tenant equally.

(h)           In the event that the new Base Rent is not established prior to end of the then current Term of this Lease, the Base Rent immediately payable at the commencement of such Option Term shall be the Base Rent payable in the immediately preceding month.  Notwithstanding the above, once the fair market rental is determined in accordance with this Section 4.4, the parties shall settle any underpayment or overpayment on the next Base Rent payment date falling not less than thirty (30) days after such determination.

5.           Condition of Premises.  Except as set forth in this Lease, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Premises, the Buildings or the Project, or with respect to the suitability of the Premises, the Buildings or the Project for the conduct of Tenant's business.  Except as set forth in this Lease, Tenant acknowledges that Tenant agrees to accept the Premises in its condition "as is" as of the Execution Date, subject to the provisions of this Section 5, the Work Letter and Landlord’s ongoing repair and maintenance obligations.  For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp).  Notwithstanding anything above to the contrary, during the first twelve (12) months of the Lease Term, Landlord will ensure that the base, shell and core of the Building serving the Premises (including the mechanical, electrical, HVAC and plumbing systems),  based solely on a typical, legally compliant occupancy of the Premises based on Tenant's Permitted Use of the Premises, is in good condition, and in the event of any breach of the foregoing warranty, Landlord shall be responsible, at its sole cost and expense, which shall not be included in Operating Expenses, for correcting such defects as soon as reasonably possible after receiving notice thereof from Tenant’ provided, however, that if Tenant fails to give Landlord written notice of any items described above within twelve (12) months after the Term Commencement Date, then the correction of any such items shall, subject to Landlord’s repair obligations in this Lease, be Tenant’s responsibility at Tenant’s sole cost and expense; provided, however, that with respect to any HVAC units which Landlord is not replacing (as described below) then such warranty shall apply to the entire seventy-two (72) month initial Lease Term.  As part of the Tenant Improvement work, Landlord shall replace eight (8) of the existing HVAC units serving the Premises (all as described on Exhibit G attached hereto) ensure that the remaining units are in good working order as of the Term Commencement Date.

6.           Rentable Area.

6.1           The term "Rentable Area" shall reflect such areas as reasonably calculated by Landlord's architect, as the same may be reasonably adjusted from time to time by Landlord in consultation with Landlord's architect to reflect changes to the physical size of the Premises, the Buildings or the Project, as applicable.

6.2           The term Rentable Area, when applied to the Premises, is that area equal to the usable area of the Premises, plus an equitable allocation of Rentable Area within each Building that is not then utilized or expected to be utilized as usable area, including that portion of the Building devoted to corridors, equipment rooms, restrooms, elevator lobby, atrium and mailroom.

6.3           The Rentable Area of the Project is the total Rentable Area of all buildings within the Project.

6.4           Review of allocations of Rentable Areas as between tenants of the Building and the Project shall be made as frequently as Landlord deems appropriate, including in order to facilitate an equitable apportionment of Operating Expenses (as defined below); provided that Tenant’s Pro Rata Share will not increase unless there is a change in the physical size of the Premises, Building or Project.

7.           Rent.

7.1           Tenant shall pay to Landlord as Base Rent for the Premises, commencing on the Term Commencement Date, the sums set forth in Section 2.3.  Base Rent shall be paid in equal monthly installments as set forth in Section 2.3, each in advance on the first day of each and every calendar month during the Lease Term.

7.2           In addition to Base Rent, commencing on the Term Commencement Date, Tenant shall pay to Landlord as additional rent ("Additional Rent") at times hereinafter specified in this Lease (a) Tenant's Share (as defined below) of Operating Expenses (as defined below), (b) the Property Management Fee (as defined below) and (c) any other amounts that Tenant expressly assumes or agrees to pay under the provisions of this Lease that are owed to Landlord.  Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay Additional Rent shall survive the expiration of the Lease Term.

7.3           Landlord and Tenant hereby agree that it is their intent that all Base Rent, Additional Rent and other rent and charges payable to the Landlord under this Lease (hereinafter individually and collectively referred to as "Rent") shall qualify as "rents from real property" within the meaning of Section 856(d) of the Internal Revenue Code of 1986, as amended, (the "Code") and the Department of the U.S. Treasury Regulations promulgated thereunder (the "Regulations").  Should the Code or the Regulations, or interpretations thereof by the Internal Revenue Service contained in revenue rulings or other similar public pronouncements, be changed so that any Rent no longer so qualifies as "rent from real property" for purposes of Section 856(d) of the Code and the Regulations promulgated thereunder, such Rent shall be adjusted in such manner as the Landlord may require so that it will so qualify; provided, however, that any adjustments required pursuant to this Section 7.3 shall be made so as to produce the equivalent (in economic terms) Rent as payable prior to such adjustment.  Rent shall be paid to Landlord, without abatement, deduction or offset, in lawful money of the United States of America at the office of Landlord as set forth in Section 2.8 or to such other person or at such other place as Landlord may from time designate in writing.  In the event the Lease Term commences or ends on a day other than the first day of a calendar month, then the Rent for such fraction of a month shall be prorated for such period on the basis of a thirty (30) day month and shall be paid at the then-current rate for such fractional month.

8.           Operating Expenses.

8.1           As used herein, the term "Operating Expenses" shall include:

(a)           Government impositions including property tax costs consisting of real and personal property taxes and assessments, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election ("Proposition 13") and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Operating Expenses shall also include any governmental or private assessments or the Project's contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies.  It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof, and any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises, be included within the definition of Operating Expenses for the purposes of this Lease, including amounts due under any improvement bond upon the Buildings or the Project, including the parcel or parcels of real property upon which the Buildings and areas serving the Buildings are located or assessments in lieu thereof imposed by any federal, state, regional, local or municipal governmental authority, agency or subdivision (each, a "Governmental Authority") are levied; taxes on or measured by gross rentals received from the rental of space in the Project; taxes based on the square footage of the Premises, the Buildings or the Project, as well as any parking charges, utilities surcharges or any other costs levied, assessed or imposed by, or at the direction of, or resulting from Applicable Laws or interpretations thereof promulgated by any Governmental Authority in connection with the use or occupancy of the Project or the parking facilities serving the Project; taxes on this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises; any fee for a business license to operate an office building; and any expenses, including the reasonable cost of attorneys or experts, reasonably incurred by Landlord in seeking reduction by the taxing authority of the applicable taxes, less tax refunds obtained as a result of an application for review thereof.  Notwithstanding the foregoing, “Operating Expenses” shall not include (i) Landlord’s general income taxes, inheritance, estate, succession, transfer, gift, franchise, or capital stock tax, or any income taxes arising out of or related to ownership or operation of income-producing real estate, or any excise taxes imposed upon Landlord based upon rentals or income received by it, (ii) any taxes attributable to any time prior to the Term Commencement Date or after the expiration date of this Lease, or (iii) any assessments, charges, taxes, rents, fees, rates, levies, excises, license fees, permit fees, inspection fees, impact fees, concurrency fees or other fees or charges to the extent allocable to or caused by the development or installation of on- or off-site improvements or utilities (including without limitation street and intersection improvements, roads, rights of way, lighting and signalization) necessary for the initial construction of the Project or any past or future phases thereof, or any past, present or future system development reimbursement schedule or sinking fund related to any of the foregoing.  Operating Expenses shall not include any net income, franchise, capital stock, estate or inheritance taxes, or taxes that are the personal obligation of Tenant or of another tenant of the Project; and

(b)           All other costs of any kind paid or incurred by Landlord in connection with the operation or maintenance of the Buildings and the Project, including costs of repairs and replacements to improvements within the Project as appropriate to maintain the Project as required hereunder; costs of utilities furnished to the Common Areas; sewer fees; cable television; trash collection; cleaning, including windows; heating; ventilation; air-conditioning; maintenance of landscaping and grounds; maintenance of drives and parking areas; maintenance of the roof membrane (but not structure); security services and devices; building supplies; maintenance or replacement of equipment utilized for operation and maintenance of the Project; license, permit and inspection fees; sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Buildings or Project systems and equipment; telephone, postage, stationery supplies and other expenses incurred in connection with the operation, maintenance or repair of the Project; accounting, legal, property management and other professional fees and expenses incurred to the extent directly attributable to the operation and maintenance of the Project (or prorated if not directly attributable); costs of furniture, draperies, carpeting, landscaping and other customary and ordinary items of personal property provided by Landlord for use in Common Areas; Project office rent or rental value for a commercially reasonable amount of space, to the extent an office used solely for Project operations is maintained at the Project, plus customary expenses for such office; the cost of capital improvements or other costs incurred in connection with the Project (A) which  reduce economies in the operation or maintenance of the Project, or any portion thereof, or reduce current or future Operating Expenses, or (B) that are required under any governmental law or regulation in effect after the Term Commencement Date; provided, however, that any capital expenditure shall be amortized (including interest on the amortized cost) over its useful life as Landlord shall reasonably determine; amortization (including interest on the unamortized cost) over such period of time as Landlord shall reasonably determine, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; costs to keep the Project in compliance with, or fees otherwise required under, any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building, affecting the Project (if any), and reciprocal easement agreements affecting the property, any parking licenses, and any agreements with transit agencies affecting the Project; insurance premiums, including premiums for public liability, property casualty, earthquake, terrorism and environmental coverages; portions of insured losses paid by Landlord as part of the deductible portion of a loss pursuant to the terms of insurance policies (provided such deductible shall in no event exceed a commercially reasonable deductible); service contracts; costs of services of independent contractors retained to do work of a nature referenced above; and costs of compensation (including employment taxes and fringe benefits) of all persons at or below the level of property manager to the extent such persons perform regular and recurring duties connected with the day-to-day operation and maintenance of the Project, its equipment, the adjacent walks, landscaped areas, drives and parking areas, including janitors, floor waxers, window washers, watchmen, gardeners, sweepers and handymen.  Notwithstanding anything to the contrary contained in the foregoing, if, pursuant to the terms of this Lease, Tenant performs any of the foregoing maintenance, repairs or replacements in lieu of Landlord (i.e., janitorial for the Premises, HVAC maintenance, including retaining a qualified, first-class service company for a maintenance service contract, and replacement of lighting tubes, lamps, bulbs and ballasts), such that Tenant directly bears the cost of such expenses, such expenses shall not be included in Operating Expenses; provided, however, that if such maintenance or repair is deemed by Landlord (at its reasonable discretion) to be unacceptable, Landlord may perform such maintenance or repair and include such costs as Operating Expenses.

Notwithstanding the foregoing, Operating Expenses shall not include any leasing commissions; attorneys' fees, costs, disbursements and other expenses incurred in connection with negotiations or disputes with other tenants, or in connection with leasing space in the Project, including the cost of tenant improvements or other rent concessions that Landlord provides to another tenant of the Project and the cost of improving a particular rental space for occupancy by another tenant of the Project; expenses related to the development and construction of the Project prior to the date hereof, including grading, paving of parking lot areas, architectural expenses, landscaping and decorating (as distinguished from maintenance, repair and replacement of the foregoing); costs of repairs to the extent reimbursed by payment of insurance proceeds received by Landlord; interest upon loans to Landlord or secured by a mortgage or deed of trust covering the Project or a portion thereof (provided that interest upon a government assessment or improvement bond payable in installments shall constitute an Operating Expense under Subsection 8.1(a)); depreciation claimed by Landlord for tax purposes (provided that this exclusion of depreciation is not intended to delete from Operating Expenses actual costs of repairs and replacements that are provided for in Subsection 8.1(b)); and taxes that are excluded from Operating Expenses by Subsection 8.1(a); any depreciation on the Buildings or Project; all rental and other payables due under any ground or underlying lease; advertising and promotional expenditures; any costs, fines, or penalties incurred due to violations by Landlord of any governmental rule or authority; or any reserves for capital improvements at the Project; the cost of providing any service directly to and paid directly by any tenant (outside of such tenant's Operating Expense payments); the cost of any items for which Landlord is reimbursed by condemnation awards, a tenant of the Building, or otherwise; ground lease payments (if any); costs of items considered capital repairs, replacements, improvements and equipment under generally accepted accounting principles consistently applied except as expressly included in Operating Expenses pursuant to the definition above or which relate to replacements of major Building systems; costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building or any law, code, regulation, ordinance or the like that would not have been incurred but for such violation; Landlord's general corporate overhead, including, without limitation, costs of consultants, accountants or attorneys to advise or represent Landlord or its affiliates with respect to the structure of leases, purchase or sale of real property, tax implications or financial reporting of leases or in preparing tax returns, financial statements or other documents relating to the foregoing types of issues; any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord; bad debt expenses and interest, principal, points and fees on debts or amortization on any ground lease, mortgage or mortgages or any other debt instrument encumbering the Building (including the real property on which the Building is situated); marketing costs, including leasing commissions and attorneys' fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Project; costs, including permit, license and inspection costs, incurred with respect to the installation of other tenants' or occupants' improvements made for tenants or other occupants in the Project; any costs expressly excluded from Operating Expenses elsewhere in this Lease; rentals and other related expenses for leasing an HVAC system, elevators, or other items (except when needed in connection with normal repairs and maintenance of the Building) which if purchased, rather than rented, would constitute a capital improvement not included in Operating Expenses pursuant to this Lease; depreciation, amortization and interest payments, except as specifically included in Operating Expenses pursuant to the terms of this Lease and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party, where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party's services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life; expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Project, without charge; electric power costs or other utility costs for which any tenant directly contracts with the local public service company; costs (including in connection therewith all attorneys' fees and costs of settlement, judgments and/or payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitrations pertaining to another tenant of the Project; costs of correcting defects in or inadequacy of the initial design or construction of the Project or any future expansion of the Building or Project; costs incurred to comply with laws relating to the removal of Hazardous Materials (as defined below) or to remove, remedy, treat or contain any Hazardous Material; structural repairs or replacements, including without limitation to the roof structure; advertising and promotional expenses; travel expenses; charitable or political contributions, and art work.  Landlord will equitably allocate Operating Expenses amongst the various buildings within the Project to the building(s) which benefit from such Operating Expenses such that Tenant’s Operating Expenses will not include items solely attributable to other buildings within the Project.  To the extent that Tenant uses more than Tenant's Pro Rata Share of any item of Operating Expenses, Tenant shall pay Landlord the amount of such excess use as reasonably calculated by Landlord and based on reasonable documentation of such excess use which will be provided to Tenant, in addition to Tenant's obligation to pay Tenant's Pro Rata Share of Operating Expenses (such excess, together with Tenant's Pro Rata Share, "Tenant's Share").

8.2           Tenant shall pay to Landlord on the first day of each calendar month of the Lease Term, as Additional Rent, Landlord's estimate of Tenant's Share of Operating Expenses with respect to the Buildings and the Project, as applicable, for such month.

(a)           Within ninety (90) days after the conclusion of each calendar year (or such other period as may be reasonably required by Landlord), Landlord shall furnish to Tenant a statement showing in reasonable detail the actual Operating Expenses and Tenant's Share of Operating Expenses for the previous calendar year.  Any additional sum due from Tenant to Landlord shall be due and payable within ten (10) days.  If the amounts paid by Tenant pursuant to this Section exceed Tenant's Share of Operating Expenses for the previous calendar year, then Landlord shall credit the difference against the Rent next due and owing from Tenant; provided that, if the Lease Term has expired, Landlord shall accompany said statement with payment for the amount of such difference.

(b)           Any amount due under this Section for any period that is less than a full month shall be prorated (based on a thirty (30)-day month) for such fractional month.

8.3           Landlord may, from time to time, modify Landlord's calculation and allocation procedures for Operating Expenses, so long as such modifications produce results substantially consistent with Landlord's then-current practice at the Project and Landlord gives Tenant written notice of any such modifications, including, without limitation, the right to equitably allocate some or all of the Operating Expenses for the Project among different portions or occupants of the Project (the "Cost Pools"), in Landlord’s reasonable discretion.  Such Cost Pools may include, but shall not be limited to, a Cost Pool for the Building and a Cost Pool for the overall Project, as reflected by the separate Pro Rata Share percentages set forth in Section 2.2.2.  The Operating Expenses within any such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner.

8.4           Tenant's responsibility for Tenant's Share of Operating Expenses shall continue to the later of (a) the date of termination of the Lease or (b) the date Tenant has fully vacated the Premises.

8.5           Operating Expenses for the calendar year in which Tenant's obligation to share therein commences and for the calendar year in which such obligation ceases shall be prorated on a basis reasonably determined by Landlord.  Expenses such as taxes, assessments and insurance premiums that are incurred for an extended time period shall be prorated based upon the time periods to which they apply so that the amounts attributed to the Premises relate in a reasonable manner to the time period wherein Tenant has an obligation to share in Operating Expenses.

8.6           In the event that the Buildings or Project is less than fully occupied, Tenant acknowledges that Landlord may extrapolate Operating Expenses that vary depending on the occupancy of the Buildings or Project, as applicable, by dividing (a) the total cost of Operating Expenses by (b) the Rentable Area of the Buildings or Project (as applicable) that is occupied, then multiplying (y) the resulting quotient by (z) ninety-five percent (95%) of the total Rentable Area of the Buildings or Project (as applicable).  Tenant shall pay Tenant's Share of the product of (y) and (z), subject to adjustment as reasonably determined by Landlord; provided, however, that Landlord shall not recover more than one hundred percent (100%) of Operating Expenses actually incurred by Landlord.

8.7           Audit Rights.  Tenant shall have the right, at Tenant's cost, after reasonable notice to Landlord, to have Tenant's authorized employees or agents inspect, at Landlord's California office during normal business hours, Landlord's books, records and supporting documents concerning the Operating Expenses set forth in any statement delivered by Landlord to Tenant for a particular calendar year pursuant to Section 8.2(a) above; provided, however, Tenant shall have no right to conduct such inspection or object to or otherwise dispute the amount of the Operating Expenses set forth in any such statement, unless Tenant notifies Landlord of such inspection request, completes such inspection, and demands an audit as set forth below within nine (9) months immediately following Landlord's delivery of the particular statement in question (the "Review Period"); provided, further, that notwithstanding any such timely inspection, objection, dispute, and/or audit, and as a condition precedent to Tenant's exercise of its right of inspection, objection, dispute, and/or audit as set forth in this Section 8.7, Tenant shall not be permitted to withhold payment of, and Tenant shall timely pay to Landlord, the full amounts as required by the provisions of this Article 8 in accordance with such statement.  However, such payment may be made under protest pending the outcome of any audit.  In connection with any such inspection by Tenant, Landlord and Tenant shall reasonably cooperate with each other so that such inspection can be performed pursuant to a mutually acceptable schedule, in an expeditious manner and without undue interference with Landlord's operation and management of the Project.  If after such inspection and/or request for documentation, Tenant disputes the amount of the Operating Expenses set forth in the statement, Tenant shall have the right, but not the obligation, within the Review Period, to cause an independent certified public accountant which is not paid on a contingency basis and which is mutually approved by Landlord and Tenant (the "Accountant") to complete an audit of Landlord's books and records to determine the proper amount of the Operating Expenses incurred and amounts payable by Tenant for the calendar year which is the subject of such statement.  Such audit by the Accountant shall be final and binding upon Landlord and Tenant.  If Landlord and Tenant cannot mutually agree as to the identity of the Accountant within thirty (30) days after Tenant notifies Landlord that Tenant desires an audit to be performed, then the Accountant shall be one of the "Big 4" accounting firms selected by Landlord, which is not paid on a contingency basis.  If such audit reveals that Landlord has over-charged Tenant, then within thirty (30) days after the results of such audit are made available to Landlord, Landlord shall reimburse to Tenant the amount of such over-charge.  If the audit reveals that the Tenant was under-charged, then within thirty (30) days after the results of such audit are made available to Tenant, Tenant shall reimburse to Landlord the amount of such under-charge.  Tenant agrees to pay the cost of such audit unless it is subsequently determined that Landlord's original statement which was the subject of such audit was in error to Tenant's disadvantage by five percent (5%) or more of the total Operating Expenses which was the subject of such audit.  The payment by Tenant of any amounts pursuant to this Article 8 shall not preclude Tenant from questioning the correctness of any statement provided by Landlord at any time during the Review Period, but the failure of Tenant to object thereto, conduct and complete its inspection and have the Accountant conduct and complete the audit as described above prior to the expiration of the Review Period shall be conclusively deemed Tenant's approval of the statement in question and the amount of Operating Expenses shown thereon.  In connection with any inspection and/or audit conducted by Tenant pursuant to this Section 8.7, Tenant agrees to keep, and to cause all of Tenant's employees and consultants and the Accountant to keep, all of Landlord's books and records and the audit, and all information pertaining thereto and the results thereof, strictly confidential (except to the extent disclosure is required in accordance with applicable law), and in connection therewith, Tenant shall cause such employees, consultants and the Accountant to execute such reasonable confidentiality agreements as Landlord may require prior to conducting any such inspections and/or audits.

9.           Taxes on Tenant's Property.

9.1           Tenant shall be liable for and shall pay prior to delinquency any and all taxes levied against Tenant's equipment, furniture, fixtures and any other personal property or trade fixtures placed by Tenant in or about the Premises.

9.2           If any such taxes on Tenant's equipment, furniture, fixtures and any other personal property or trade fixtures are levied against Landlord or Landlord's property or, if the assessed valuation of the Buildings, the Property or the Project is increased by inclusion therein of a value attributable to Tenant's equipment, furniture, fixtures and any other personal property or trade fixtures, and if Landlord, after written notice to Tenant, pays the taxes based upon any such increase in the assessed value of the Buildings, the Property or the Project, then Tenant shall, upon demand, repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

9.3           If any improvements in or alterations to the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof; are assessed for real property tax purposes at a valuation higher than the valuation at which improvements conforming to Landlord's building standards (the "Building Standard") in other spaces in the Buildings are assessed, then the real property taxes and assessments levied against Landlord or the Buildings, the Property or the Project by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 9.2.  Any such excess assessed valuation due to improvements in or alterations to space in the Project leased by other tenants at the Project shall not be included in Operating Expenses.  If the records of the County Assessor are available and sufficiently detailed to serve as a basis for determining whether said Tenant improvements or alterations are assessed at a higher valuation than the Building Standard, then such records shall be binding on both Landlord and Tenant.  Landlord acknowledges that the Improvements to be constructed in the Premises pursuant to Exhibit B are not above Building Standard.

9.4           Notwithstanding any contrary provision herein and to the extent applicable, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

10.           Security Deposit.

10.1           Tenant shall deposit with Landlord on or before the Term Commencement Date the sum set forth in Section 2.6 (the "Security Deposit"), which sum shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the period commencing on the Execution Date and ending upon the expiration or termination of this Lease.  If Tenant defaults with respect to any provision of this Lease, including any provision relating to the payment of Rent, then Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in Default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant's Default.  If any portion of the Security Deposit is so used or applied, then Tenant shall, within ten (10) days following demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant's failure to do so shall be a material breach of this Lease.  The provisions of this Article shall survive the expiration or earlier termination of this Lease.  TENANT HEREBY WAIVES THE REQUIREMENTS OF SECTION 1950.7 OF THE CALIFORNIA CIVIL CODE, AS THE SAME MAY BE AMENDED FROM TIME TO TIME.  Notwithstanding anything to the contrary contained in this Article 10, in the event that Tenant, at the expiration of the thirty-sixth (36th) month of the initial Lease Term, is not in Default of any of its obligations under this Lease, Landlord shall reduce the amount of the Security Deposit by the amount of the monthly Base Rent and estimated Operating Expenses due and payable to Landlord for the thirty-seventh (37th) month of the initial Lease Term and Landlord shall apply such amount against Tenant's monthly Base Rent and estimated Operating Expenses obligation for the thirty-seventh (37th) month of the initial Lease Term.

10.2           In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings.

10.3           Landlord may deliver to any purchaser of Landlord's interest in the Premises the funds deposited hereunder by Tenant, and thereupon Landlord shall be discharged from any further liability with respect to such deposit.  This provision shall also apply to any subsequent transfers.

10.4           If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, then the Security Deposit, or any balance thereof, shall be returned to Tenant (or, at Landlord's option, to the last assignee of Tenant's interest hereunder) within thirty (30) days after the expiration or earlier termination of this Lease.

10.5           Landlord shall hold the Security Deposit in an account at a banking organization selected by Landlord; provided, however, that Landlord shall not be required to maintain a separate account for the Security Deposit, but may intermingle it with other funds of Landlord.  Landlord shall be entitled to all interest and/or dividends, if any, accruing on the Security Deposit.  Landlord shall not be required to credit Tenant with any interest for any period during which Landlord does not receive interest on the Security Deposit.

11.           Use.

11.1           Tenant shall use the Premises for the purpose set forth in Section 2.7, and shall not use the Premises, or permit or suffer the Premises to be used, for any other purpose without Landlord's prior written consent, which consent Landlord may withhold in its sole but reasonable discretion.

11.2           Tenant shall not use or occupy the Premises in violation of Applicable Laws; zoning ordinances; or the certificate of occupancy issued for the Buildings or the Project, and shall, upon five (5) days' written notice from Landlord, discontinue any use of the Premises that is declared or claimed by any Governmental Authority having jurisdiction to be a violation of any of the above.  Tenant shall comply with any direction of any Governmental Authority having jurisdiction that shall, by reason of the nature of Tenant's use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof.  Notwithstanding the foregoing, Tenant shall not be obligated to comply with any declaration, direction or other governmental rule or governmental action (a) whose application or validity is being contested by Tenant diligently and in good faith by appropriate proceedings in accordance with Applicable Laws if Tenant's failure to comply therewith neither creates any risk of any financial liability or criminal sanction against Landlord or the Premises, nor creates any risk of damage to the Premises, nor creates any risk to Landlord's title to or rights in the Premises, or (b) compliance with which shall have been excused or exempted by a nonconforming use permit, waiver, extension or forbearance exempting it from such declaration, direction or other governmental rule or governmental action.

11.3           Tenant shall not do or permit to be done anything that will invalidate or increase the cost of any fire, environmental, extended coverage or any other insurance policy covering the Buildings or the Project, and shall comply with all rules, orders, regulations and requirements of the insurers of the Buildings and the Project, and Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charged for such policy by reason of Tenant's failure to comply with the provisions of this Article.

11.4           Tenant shall keep all doors opening onto public corridors closed, except when in use for ingress and egress.

11.5           No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made to existing locks or the mechanisms thereof without Landlord's prior written consent.  Tenant shall, upon termination of this Lease, return to Landlord all keys to offices and restrooms either furnished to or otherwise procured by Tenant.  In the event any key so furnished to Tenant is lost, Tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change.

11.6           No awnings or other projections shall be attached to any outside wall of the Buildings without prior written consent from Landlord.  No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises visible from the exterior of the Building other than Landlord's standard window coverings without Landlord's prior written approval, which approval shall not be unreasonably withheld.  Neither the interior nor exterior of any windows shall be coated or otherwise screened without Landlord's prior written consent, which approval shall not be unreasonably withheld, nor shall any bottles, parcels or other articles be placed on the windowsills.  No equipment, furniture or other items of personal property shall be placed on any exterior balcony without Landlord's prior written consent, which approval shall not be unreasonably withheld.

11.7           Subject to the approval of all applicable governmental and quasi-governmental entities, and subject to any covenants, conditions and restrictions and all applicable governmental and quasi-governmental laws, rules, regulations and codes, (i) Landlord hereby grants Tenant the non-exclusive right to install one (1) exterior sign on the face of the Building ("Tenant's Fascia Sign"), and (ii) the non-exclusive right to install Tenant's name ("Tenant's Name Sign") on the top or most prominent, available panel on the existing monument sign serving the Project.  Tenant's Name Sign and Tenant's Fascia Sign may collectively be referred to herein as "Tenant's Exterior Signage."  The design, size, specifications, graphics, materials, manner of affixing, exact location, colors and lighting (if applicable) of Tenant's Exterior Signage shall be (i) consistent with the quality and appearance of the Project, (ii) subject to the approval of all applicable governmental and quasi-governmental authorities, and subject to any covenants, conditions and restrictions and all applicable governmental and quasi-governmental laws, rules, regulations and codes, and (iii) subject to Landlord's reasonable approval.  Tenant's Exterior Signage shall be installed at Tenant's sole cost and expense.  In addition, Tenant shall be responsible for all other costs attributable to the fabrication, insurance, lighting (if applicable), maintenance, repair and removal of Tenant's Exterior Signage.  The signage rights granted to Tenant under this Section 11.7 is personal to the Original Tenant and any Affiliate Assignee and may not be exercised or used by or assigned to any other person or entity (unless Landlord reasonably consents to the assignment of such rights in connection with its approval of an assignment of this Lease).  In addition, Original Tenant or such Affiliate Assignee shall no longer have any right to Tenant's Name Sign if at any time during the Term the Original Tenant, such Affiliate Assignee does not lease and occupy the entire Premises.  Upon the expiration or sooner termination of this Lease, or upon the earlier termination of Tenant's signage rights under this Section 11.7, Landlord shall have the right to permanently remove Tenant's Exterior Signage, and to repair all damage to the Project resulting from such removal, and Tenant shall reimburse Landlord for the actual out-of-pocket costs thereof.  Interior signs on doors and the directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at Tenant's sole cost and expense (provided Landlord will charge its actual out-of-pocket cost for such signage), and shall be of a size, color and type and be located in a place reasonably acceptable to Landlord.  The directory tablet shall be provided exclusively for the display of the name and location of tenants only.  Tenant shall not place anything on the exterior of the corridor walls or corridor doors other than Landlord's standard lettering.

11.8           Tenant shall only place equipment within the Premises with floor loading consistent with the Buildings' structural design, and such equipment shall be placed in a location designed to carry the weight of such equipment.

11.9           Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent or minimize sounds or vibrations therefrom from extending into the Common Areas or other offices in the Project.

11.10           Tenant shall not (a) do or permit anything to be done in or about the Premises that shall in any way unreasonably obstruct or interfere with the rights of other tenants or occupants of the Project, (b) use or allow the Premises to be used for immoral, unlawful or objectionable purposes (provided that scientific research of any kind will not be deemed immoral or objectionable for purposes of this section), or (c) cause, maintain or permit any nuisance or waste in, on or about the Project.

11.11           Notwithstanding any other provision herein to the contrary, from and after the date of Substantial Completion of the Improvements, Tenant shall be responsible for all liabilities, costs and expenses arising out of or in connection with the compliance of the Premises with the Americans with Disabilities Act, 42 U.S.C.  § 1210 I, et seq., and any state and local accessibility laws, codes, ordinances and rules (collectively, and together with regulations promulgated pursuant thereto, the "ADA").

11.12           Subject to Landlord's prior approval of all plans and specifications, which approval shall not be unreasonably withheld and Tenant's compliance with all applicable laws and any covenants, conditions and restrictions affecting the Project, Landlord shall permit Tenant to install and maintain, at Tenant's sole cost and expense, a backup diesel-powered generator at a location designated by Landlord.  Such backup generator shall be used by Tenant only during (i) testing and regular maintenance, and (ii) any period of electrical power outage in the Project, which generator may be a "plug in" portable type generator.  Tenant shall be entitled to operate the generator for testing and regular maintenance only upon notice to Landlord and at times reasonably approved by Landlord.  Tenant shall submit the specifications for design, operation, installation and maintenance of the backup generator for Landlord's consent, which consent shall not be unreasonably withheld or delayed and may be conditioned on Tenant complying with such reasonable requirements imposed by Landlord, based on the advice of Landlord's structural and mechanical engineers, so that the Project's systems and equipment are not adversely affected.  In addition, Tenant shall ensure that the backup generator does not result in any Hazardous Materials being introduced to the Project, and Article 20 will apply to Tenant's use of the backup generator.  In the event another tenant of the Project or of a neighboring project complains of problems caused by the generator, Tenant shall take reasonable steps as necessary to remedy the problem complained of.  Tenant shall ensure that the design and installation of the backup generator is performed in a manner so as to minimize or eliminate any noise or vibration cause by such generator.  The vent for the generator must be higher than the roof line of the Project.  Any repairs and maintenance of such generator shall be the sole responsibility of Tenant and Landlord makes no representation or warranty with respect to such generator.  If Tenant is so notified by Landlord, Tenant shall, at Tenant's sole cost and expense, remove such generator upon the expiration or earlier termination of the Lease Term and repair all damage to the Project resulting from such removal; provided that Tenant will at all times have the right to remove the generator if the generator is rented from or otherwise owned by a third party.  Such generator shall be deemed to be a part of the Premises for purposes of Articles 22 and 27 of this Lease.

12.           Rules and Regulations, CC&Rs, Parking Facilities and Common Areas.

12.1           Tenant shall have the non-exclusive right, in common with others, to use the Common Areas, subject to the rules and regulations adopted by Landlord and attached hereto as Exhibit B, together with such other reasonable and nondiscriminatory rules and regulations as are hereafter promulgated by Landlord in its sole and absolute discretion (the "Rules and Regulations").  During the Lease Term, except as may be reasonably necessary to comply with Applicable Laws, Landlord shall not promulgate new rules and regulations that (a) have a material adverse effect on Tenant's Permitted Use of the Premises or (b)  increase (other than a deminimus amount) Tenant's costs under this Lease, without Tenant's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Tenant shall faithfully observe and comply with the Rules and Regulations.  Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or any agent, employee or invitee thereof of any of the Rules and Regulations.  The manner in which the Common Areas are maintained and operated shall be at the sole discretion of Landlord and the use thereof shall be subject to the Rules and Regulations, as Landlord may make from time to time.

12.2           This Lease is subject to any recorded covenants, conditions or restrictions on the Project or Property (the "CC&Rs"), as the same may be amended, amended and restated, supplemented or otherwise modified from time to time; provided that any such amendments, restatements, supplements or modifications do not materially modify Tenant's rights or obligations hereunder.  Tenant shall comply with the CC&Rs.  Landlord acknowledges and agrees that there are no CC&Rs affecting the Building as of the date hereof.

12.3           Tenant shall have a non-exclusive, irrevocable license to use throughout the Lease Term the number of unreserved parking passes set forth in Section 2.13 above in at such locations in the parking facilities serving the Buildings as may be determined by Landlord from time to time in common with the other occupants of the Buildings, on an unreserved basis, and subject to the designation of reserved spaces as set forth in Section 2.13, at no cost to Tenant.

12.4           Tenant agrees not to unreasonably overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of the parking facilities.  Landlord reserves the right to determine that parking facilities are becoming overcrowded and to limit Tenant's use thereof to the number of parking passes allocated to Tenant by this Lease.  Landlord may reasonably allocate parking spaces among Tenant and other tenants of the Buildings or the Project and Tenant shall be entitled to use throughout the Lease Term the number of unreserved parking passes set forth in Section 2.13 above.  Nothing in this Section, however, is intended to create an affirmative duty on Landlord's part to monitor parking.

12.5           Landlord reserves the right to modify the Common Areas, including the right to add or remove exterior and interior landscaping and to subdivide real property, in accordance with the terms and conditions of this Lease.  Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas; provided that Tenant’s use and occupancy of the Premises is not adversely and materially impacted.

13.           Project Control by Landlord.

13.1           Landlord reserves full control over the Buildings and the Project to the extent not inconsistent with Tenant's enjoyment of the Premises and parking as provided by this Lease.  This reservation includes Landlord's right to subdivide the Project; convert the Buildings to condominium units; change the size of the Project by selling all or a portion of the Project or adding real property and any improvements thereon to the Project; grant assessments and licenses to third parties; maintain or establish ownership of the Buildings separate from fee title to the Property; make additions to or reconstruct portions of the Buildings and the Project; install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Buildings or the Project pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises, the Buildings or elsewhere at the Project; and alter or relocate any other Common Area or facility, including private drives, lobbies and entrances.  Landlord's right pursuant to this Section 13.1, including without limitation the rights to construct, maintain, relocate, alter, improve, or adjust the Buildings or the Project shall be subject to the condition that (i) the exercise of any of such rights shall not materially and adversely interfere with Tenant's use of the Premises or materially decrease the number of Tenant's parking spaces, (ii) Landlord shall provide reasonable prior notice to Tenant before exercising any such rights which may materially and adversely interfere with Tenant's use of the Premises, provided that such business is in accordance with the Permitted Use, and (iii) Landlord shall use its reasonable efforts to minimize to the extent possible any significant interference with Tenant's business, provided that such business is in accordance with the Permitted Use, including, when reasonable, scheduling such work after business hours or on weekends; provided, however, that Landlord agrees to use good faith efforts to avoid performing work in the lab portion of the Premises.

13.2           Possession of areas of the Premises necessary for utilities, services, safety and operation of the Buildings is reserved to Landlord to the extent necessary for Landlord to perform its obligations hereunder.

13.3           Tenant shall, at Landlord's request, promptly execute such further documents as may be reasonably appropriate to assist Landlord in the performance of its obligations hereunder; provided that Tenant need not execute any document that creates additional liability for Tenant or that deprives Tenant of the quiet enjoyment and use of the Premises as provided for in this Lease.

13.4           Landlord may, at any and all reasonable times during non-business hours (or during business hours if Tenant so requests), and upon twenty-four (24) hours' prior notice (provided that no time restrictions shall apply or advance notice be required if an emergency necessitates immediate entry), and subject to compliance with Tenant’s commercially reasonable safety and security measures, enter the Premises to (a) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (b) supply any service Landlord is required to provide hereunder, (c) show the Premises to prospective purchasers or tenants during the final year of the Lease Term, (d) post notices of nonresponsibility, (c) access the telephone equipment, electrical substation and fire risers and (f) alter, improve or repair any portion of the Buildings other than the Premises for which access to the Premises is reasonably necessary.  In connection with any such alteration, improvement or repair as described in this Section 13.4, Landlord may erect in the Premises or elsewhere in the Project scaffolding and other structures reasonably required for the alteration, improvement or repair work to be performed.  In no event shall Tenant's Rent abate as a result of Landlord's activities pursuant to this Section; provided, however, that all such activities shall be conducted in such a manner so as to cause as little interference to Tenant as is reasonably possible.  Landlord shall at all times retain a key with which to unlock all of the doors in the Premises.  If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises, and any such entry to the Premises shall not constitute a forcible or unlawful entry to the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof.  Tenant will at all times be permitted to have a representative accompany Landlord during any entry into the Premises and may designate certain areas of the Premises which contain sensitive equipment or information as “Secured Areas” and restrict access to such Secured Areas except in the case of an emergency.

14.           Quiet Enjoyment.  So long as Tenant is not in Default under this Lease, Landlord or anyone acting through or under Landlord shall not disturb Tenant's occupancy of the Premises.

15.           Utilities and Services.

15.1           Tenant shall pay for all water (including the cost to service, repair and replace reverse osmosis, de-ionized and other treated water), gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon.  If any such utility is not separately metered to Tenant, Tenant shall pay Tenant's Pro Rata Share of all charges of such utility jointly metered with other premises as Additional Rent; provided, however, that Landlord acknowledges and agrees that electricity is, as of the date hereof, separately metered and water is included in Operating Expenses.

15.2           Except as set forth below, Landlord shall not be liable for, nor shall any eviction of Tenant result from, the failure to furnish any utility or service, whether or not such failure is caused by accident; breakage; repair; strike, lockout or other labor disturbance or labor dispute of any character; act of terrorism; shortage of materials; governmental regulation, moratorium or other governmental action, inaction or delay; or other causes beyond Landlord's control (collectively, "Force Majeure").  In the event of such failure, Tenant shall not be entitled to termination of this Lease or any abatement or reduction of Rent, nor shall Tenant be relieved from the operation of any covenant or agreement of this Lease; provided, however, if such interruption is the result of Landlord's negligence or willful misconduct and continues for five (5) consecutive business days, Tenant shall be entitled to an abatement or reduction of rent proportionate to the portion of the Premises as to which Tenant's use is interrupted (or as to all of the Premises if so much thereof is unusable that the entire Premises is unusable for Tenant’s intended use), to the extent such interruption persists.  The foregoing abatement will also apply to interruptions in Tenant’s ability to use the Premises or portions thereof due to repairs, maintenance or construction work being performed by or on behalf of Landlord at the Building or Project.

15.3           Tenant shall pay for, prior to delinquency of payment therefor, any services that may be furnished to the Premises beyond those provided by Landlord, including telephone, internet service, cable television and other telecommunications, together with any fees, surcharges and taxes thereon.

15.4           Tenant shall not, without Landlord's prior written consent, use any device in the Premises (including data processing machines) that will in any way (a) increase the amount of ventilation, air exchange, gas, steam, electricity or water required or consumed in the Premises based upon Tenant's Pro Rata Share of the Building or Project (as applicable) beyond the existing capacity of the Building or the Project usually furnished or supplied for the use set forth in Section 2.7 or (b) exceed Tenant's Pro Rata Share of the Buildings' or Project's (as applicable) capacity to provide such utilities or services.

15.5           Utilities and services provided to the Premises that are separately metered shall be paid by Tenant directly to the supplier of such utility or service.

15.6           As part of Operating Expenses, Landlord shall provide water to the Premises, which water shall be from the local municipal or similar source; provided, however, that if Landlord determines that Tenant requires, uses or consumes water beyond that normally required for customary laboratory purposes, Landlord may install a water meter and thereby measure Tenant's water consumption for all purposes.  Tenant shall pay Landlord for the costs of such meter and the installation thereof and, throughout the duration of Tenant's occupancy of the Premises, Tenant shall keep said meter and installation equipment in good working order and repair at Tenant's sole cost and expense.  If Tenant fails to so maintain such meter and equipment, Landlord may repair or replace the same and shall collect the costs therefor from Tenant.  Tenant agrees to pay for water consumed, as shown on said meter, as and when bills are rendered.  If Tenant fails to timely make such payments, Landlord may pay such charges and collect the same from Tenant.  Any such costs or expenses incurred, or payments made by Landlord for any of the reasons or purposes hereinabove stated, shall be deemed to be Additional Rent payable by Tenant and collectible by Landlord as such.

15.7           Landlord reserves the right, upon reasonable, prior written notice to Tenant absent exigent circumstances in which the giving of such notice is not reasonably possible, to stop service of the elevator, plumbing, ventilation, air conditioning and electric systems, when Landlord deems reasonably necessary, due to accident, emergency or the need to make repairs, alterations or improvements, until such repairs, alterations or improvements shall have been completed, and Landlord shall further have no responsibility or liability for failure to supply elevator facilities, plumbing, ventilation, air conditioning or electric service when prevented from doing so by Force Majeure or Landlord's negligence; a failure by a third party to deliver gas, oil or another suitable fuel supply; or Landlord's inability by exercise of reasonable diligence to obtain gas, oil or another suitable fuel.  If any such repairs, alterations or improvements might require or cause an interruption in electrical service to the Premises or any portion thereof, Landlord will give to Tenant at least three (3) business days prior written notice whenever practicable.  Landlord will minimize the time required for any interruption and will use commercially reasonable efforts to have any work requiring interruption in any utility or service to be performed outside of customary business hours.  Without limiting the foregoing, it is expressly understood and agreed that any covenants on Landlord's part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of this Lease, or to perform any act or thing for the benefit of Tenant, shall not be deemed breached if Landlord is unable to furnish or perform the same by virtue of Force Majeure.

15.8           For the Premises, Tenant shall (a) maintain and operate the heating, ventilating and air conditioning systems used for the Permitted Use only ("'HVAC") and (b) subject to clause (a) above, furnish HVAC as reasonably required  for the permitted use (which may be up to twenty-four (24) hours a day, every day during the Lease Term), subject to casualty, eminent domain or as otherwise specified in this Article.  Notwithstanding anything to the contrary in this Section, Landlord shall have no liability, and Tenant shall have no right or remedy, on account of any interruption or impairment in HVAC services.  If requested in writing by Landlord, Tenant shall provide Landlord copies of HVAC maintenance contracts and HVAC maintenance reports on a quarterly basis.  In the event Landlord determines that Tenant is not properly maintaining the HVAC, Landlord may take over the responsibilities in (a) and (b) above.  In the event that Tenant’s HVAC service provider reasonably determines that any HVAC unit requires repairs that would cost in excess of fifty percent (50%) of the cost to replace such HVAC unit, Tenant shall deliver written notice to Landlord (an “HVAC Replacement Notice”) requesting that Landlord replace such HVAC unit (which notice shall include reasonably detailed information from Tenant’s HVAC service provider supporting its determination).  Upon receipt of an HVAC Replacement Notice, Landlord shall, if Landlord, in its reasonable, good faith discretion, agrees with such determination, replace the HVAC unit at Landlord’s sole cost and expense.

15.9           For any utilities serving the Premises for which Tenant is billed directly by such utility provider, Tenant agrees to furnish to Landlord (a) any invoices or statements for such utilities within thirty (30) days after Tenant's receipt thereof and (b) within thirty (30) days after Landlord's request, any other utility usage information reasonably requested by Landlord which Tenant has in its possession in the form requested.  Tenant shall retain records of utility usage at the Premises, including invoices and statements from the utility provider, for at least sixty (60) months, or such other shorter period of time as may be requested by Landlord.  Tenant acknowledges that any utility information for the Premises, the Buildings and the Project may be shared with third parties, including Landlord's consultants and Governmental Authorities.  In the event that Tenant fails to comply with this Section, Tenant hereby authorizes Landlord to collect utility usage information directly from the applicable utility providers.

15.10           Subject to the provisions of this Article, Landlord shall furnish the electric energy that Tenant shall reasonably require in the Premises for the purposes permitted under this Lease.  Except for electric energy required to operate motors on the air handlers providing HVAC (the "HVAC Electric"), such electric energy shall be furnished through the existing electricity meters and related equipment , serviced and maintained by Landlord, in each case at Tenant's expense.  Tenant shall pay for electric energy (for which it is liable for payment under this Article) in accordance with Sections 15.1 and 15.9 within ten (10) days after receipt of any bills related thereto.

15.11           Tenant, at its sole cost, shall furnish and install all replacement lighting tubes, lamps, bulbs and ballasts required in the Premises after the date of Substantial Completion and Landlord will ensure that upon delivery of the Premises to Tenant, all lighting is code compliant and all tubes, lamps and ballasts are in good working order.

15.12           Tenant's use of electric energy in the Premises shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the Premises.  In order to ensure that such capacity is not exceeded, and to avert a possible adverse effect upon the Project's distribution of electricity via the Project's electric system, Tenant shall not, without Landlord's prior written consent in each instance (which consent Landlord may condition upon the availability of electric energy in the Project as allocated by Landlord to various areas of the Project) connect any fixtures, appliances or equipment (other than laboratory equipment necessary for the conduct of Tenant’s business in the Premises) to the Buildings' or Project's electric system or make any alterations or additions to the electric system of the Premises existing on the date hereof.  Should Landlord grant such consent, all additional risers, distribution cables or other equipment required therefor shall be provided by Landlord and the cost thereof shall be paid by Tenant to Landlord on demand (or, at Tenant's option, shall be provided by Tenant pursuant to plans and contractors approved by Landlord, and otherwise in accordance with the provisions of this Lease).  Landlord shall have the right to require Tenant to pay sums on account of such cost prior to the installation of any such risers or equipment.

15.13           Tenant shall be responsible for employing a janitorial and maintenance service for the Premises, at Tenant's sole cost and expense, which janitorial contractor shall provide services five (5) days per week and which janitorial contractor (and janitorial contract) shall be subject to Landlord's reasonable approval.  Tenant hereby acknowledges that Landlord shall have no obligation whatsoever to provide such services in the Premises.

15.14           Notwithstanding anything to the contrary contained herein, Landlord and Tenant hereby acknowledge that Tenant shall be authorized, during the Lease Term, to install a security system in the Premises pursuant to the terms and conditions of Article 16 below.  In connection therewith, Landlord and Tenant hereby agree that any such installation by Tenant shall be at Tenant's sole cost and expense, shall be in accordance with the terms and conditions of Section 16 below and that Tenant shall furnish to Landlord specifications regarding such system for Landlord's prior written approval.  At Landlord's option, upon the expiration or earlier termination of this Lease, Tenant shall remove such security system and repair any damage to the Premises resulting from such removal.  Landlord shall, in no event, be obligated to monitor or respond to such security system.  Landlord and Tenant agree and acknowledge that nothing contained in this Section 15.14 shall be construed to limit the rights of Landlord under this Lease.  In connection therewith, Tenant shall provide to Landlord, within five (5) days of installation of such alarm system in the Premises, the telephone number(s) of an authorized representative of Tenant to whom Landlord shall give reasonable prior notice (as determined by Landlord, given the circumstances, emergency or otherwise) in the event Landlord must enter the Premises, but in no event shall Landlord, following Landlord's provision of such reasonable notice to Tenant's authorized representative, be obligated to delay Landlord's entry into the Premises or to monitor or otherwise operate the alarm system while inside the Premises.

16.           Alterations.

16.1           Tenant shall make no alterations, additions or improvements in or to the Premises or engage in any construction, demolition, reconstruction, renovation, or other work (whether major or minor) of any kind in, at, or serving the Premises (collectively, "Alterations") without Landlord's prior written approval, which approval Landlord shall not unreasonably withhold; provided, however, that in the event any proposed Alteration affects (a) any structural portions of a Building, including exterior walls, roof; foundation, foundation systems (including barriers and subslab systems), or core of a Building, (b) the exterior of a Building or (c) any Building systems which are shared with other tenants, including elevator, plumbing, air conditioning, heating, electrical, security, life safety and power, then Landlord may withhold its approval with respect thereto in its sole and absolute discretion.  Tenant shall, in making any such Alterations, use only those architects, contractors, suppliers and mechanics of which Landlord has given prior written approval, which approval shall be in Landlord's reasonable discretion.  In seeking Landlord's approval, Tenant shall provide Landlord, at least fourteen (14) days in advance of any proposed construction, with the following as appropriate given the scope of work: plans, specifications, bid proposals, certified stamped engineering drawings and calculations by Tenant's engineer of record or architect of record, (including connections to the Building's structural system, modifications to the Building's envelope, non-structural penetrations in slabs or walls, and modifications or tie-ins to life safety systems), work contracts, requests for laydown areas and such other information concerning the nature and cost of the Alterations as Landlord may reasonably request.  In no event shall Tenant use or Landlord be required to approve any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony; provided the foregoing will not require Tenant to use union labor.  Notwithstanding the foregoing to the contrary, Landlord's prior consent shall not be required with respect to any interior Alterations to the Premises which (i) are not Alterations described in clauses (a), (b) and (c) above, (ii) cost less than Thirty Thousand Dollars ($30,000.00) for any one (1) job, and (iii) do not require a permit of any kind, as long as (A) Tenant delivers to Landlord notice and a copy of any final plans, specifications and working drawings for any such Alterations at least ten (10) days prior to commencement of the work thereof, and (B) the other conditions of this Article 16 are satisfied including, without limitation, conforming to Landlord's rules, regulations and insurance requirements which govern contractors.

16.2           Tenant shall not construct or permit to be constructed partitions or other obstructions that might interfere with free access to mechanical installation or service facilities of a Building or with other tenants' components located within a Building, or interfere with the moving of Landlord's equipment to or from the enclosures containing such installations or facilities.

16.3           Tenant shall accomplish any work performed on the Premises or the Buildings in such a manner as to permit, to the extent reasonably practicable, any life safety systems to remain fully operable at all times.

16.4           Any work performed on the Premises, the Buildings or the Project by Tenant or Tenant's contractors shall be done at such times and in such manner as Landlord may from time to time reasonably designate.  Tenant covenants and agrees that all work done by Tenant or Tenant's contractors shall be performed in full compliance with Applicable Laws, including, without limitation, Title III of the ADA.  Within thirty (30) days after completion of any Alterations, Tenant shall provide Landlord, to the extent applicable, with complete "as-built" drawing print sets and electronic CADD files on disc (or files in such other current format in common use as Landlord reasonably approves or requires) showing any changes in the Premises.  Without limiting the foregoing, Tenant shall be required to provide Landlord with CADD drawings for all mechanical and electrical Alterations.

16.5           Before commencing any Alterations or Tenant Improvements, Tenant shall give Landlord at least fourteen (14) days' prior written notice of the proposed commencement of such work.

16.6           All Alterations, additions and improvements, subject to Section 16.8, attached to or built into the Premises, made by either of the Parties, including all floor and wall coverings, built-in cabinet work and paneling, sinks and related plumbing fixtures, affixed laboratory benches, exterior venting fume hoods and walk-in freezers and refrigerators, ductwork, conduits, electrical panels and circuits, shall (unless, prior to such construction or installation, Landlord elects otherwise and except for equipment such as freestanding fume hoods paid for solely by Tenant and which can be removed from the Premises without damage to the Premises) become the property of Landlord upon the expiration or earlier termination of the Lease Term.  All Tenant Improvements, Alterations and Signage installed by or at the direction of Tenant shall be the property of Landlord.  Furthermore, Landlord may require that Tenant remove any improvement (but not any Tenant Improvements) upon the expiration or early termination of the Lease Term, and repair any damage to the Premises and Building caused by such removal so long as Landlord notified Tenant in writing at the time Landlord approved such Alterations (or with respect to Alterations not requiring Landlord's consent, at the time Tenant notified Landlord of such Alterations) that Landlord will require the removal of any such Alterations but only if Tenant requested (in writing) that Landlord make such removal determination at the time Tenant requested Landlord's consent to any such Alterations (or at the time Tenant provided Landlord with written notice of Alterations not requiring Landlord's consent).

16.7           Tenant shall repair any damage to the Premises caused by Tenant's removal of any property from the Premises.  During any such restoration period, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant even if such repairs occur following the expiration or other termination of the Lease Term.  The provisions of this Section shall survive the expiration or earlier termination of this Lease.

16.8           All business and trade fixtures, unattached equipment, movable lab benches,  unattached machinery and equipment, installed in and upon the Premises by Tenant shall be and remain the property of Tenant and may be removed by Tenant at any time during the Lease Term.  If Tenant shall fail to remove any of its effects from the Premises prior to termination of this Lease, then Landlord may, at its option, remove the same in any manner that Landlord shall choose and store said effects without liability to Tenant for loss thereof or damage thereto, and Tenant shall pay Landlord, upon demand, any costs and expenses incurred due to such removal and storage or Landlord may, at its sole option and without notice to Tenant, sell such property or any portion thereof at private sale and without legal process for such price as Landlord may obtain and apply the proceeds of such sale against any (a) amounts due by Tenant to Landlord under this Lease and (b) any expenses incident to the removal, storage and sale of said personal property.

16.9           Notwithstanding any other provision of this Article to the contrary, in no event shall Tenant remove any improvement from the Premises as to which Landlord contributed payment, including the Tenant Improvements, without Landlord's prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

16.10           Tenant shall pay to Landlord an amount equal to two and one-half percent (2.5%) of the cost to Tenant of all Alterations, Tenant Improvements, installations or other changes installed or made by Tenant or its contractors or agents to cover Landlord's overhead and expenses for plan review, coordination, scheduling and supervision thereof.  For purposes of payment of such sum, Tenant shall submit to Landlord copies of all bills, invoices and statements covering the costs of such charges, accompanied by payment to Landlord of the fee set forth in this Section.  Tenant shall reimburse Landlord for any extra expenses incurred by Landlord by reason of faulty work done by Tenant or its contractors, or by reason of delays caused by such work, or by reason of inadequate clean-up.

16.11           Within sixty (60) days after final completion of the Tenant Improvements, to the extent Tenant expends any amounts for such Tenant Improvements, or any other Alterations performed by Tenant with respect to the Premises, Tenant shall submit to Landlord documentation showing the amounts expended by Tenant with respect to such Tenant Improvements (or any other Alterations performed by Tenant with respect to the Premises), together with supporting documentation reasonably acceptable to Landlord.

16.12           Tenant shall take, and shall cause its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Alterations, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage.

16.13           Tenant shall require its contractors and subcontractors performing work on the Premises to name Landlord and its affiliates and Lenders as additional insureds on their respective insurance policies.

17.           Repairs and Maintenance.

17.1           Landlord shall repair and maintain and repair any defects in the structural and exterior portions and Common Areas of the Buildings and the Project, including roofing and covering (structure and membrane) materials; foundations; slabs; exterior walls; exterior utilities; plumbing; fire sprinkler systems (if any); heating, ventilating, air conditioning systems; elevators; and electrical systems installed or furnished by Landlord.

17.2           Except for services of Landlord, if any, required by Section 17.1, Tenant shall at Tenant's sole cost and expense maintain and keep the Premises and every part thereof in good condition and repair, damage thereto from ordinary wear and tear excepted.  Tenant shall, upon the expiration or sooner termination of the Lease Term, surrender the Premises to Landlord in as good a condition as when received, ordinary wear and tear and casualty damage excepted; and shall, at Landlord's request, remove all telephone and data systems, wiring and equipment installed by Tenant from the Premises, and repair any damage to the Premises caused thereby.  Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof; other than as expressly provided in this Lease.

17.3           Landlord shall not be liable for any failure to make any repairs or to perform any maintenance that is an obligation of Landlord unless such failure shall persist for an unreasonable time after Tenant provides Landlord with written notice of the need of such repairs or maintenance.  Tenant waives its rights under Applicable Laws now or hereafter in effect to make repairs at Landlord's expense.  Notwithstanding anything to the contrary set forth in this Article 17, if Tenant provides written notice to Landlord of the need for repairs and/or maintenance with respect to the Premises which are Landlord's obligation to perform under Section 17.1 above, and Landlord fails to commence such repairs and/or maintenance within a reasonable period of time, given the circumstances, after receipt of such notice (but in no event earlier than fifteen (15) days after receipt of such notice except in cases where there is an immediate threat of material and substantial property damage or immediate threat of bodily injury, in which case such shorter period of time as is reasonable under the circumstances), then Tenant may, at its option, proceed to undertake such repairs and/or maintenance upon delivery of an additional five (5) business days' notice to Landlord that Tenant is taking such required action (provided, however, that no additional notice shall be required in the event of an emergency which threatens life or where there is imminent danger to property).  If such repairs and/or maintenance were required under the terms of this Lease to be performed by Landlord and Landlord has not commenced such repair or maintenance prior to the expiration of such five (5) business day period (or the initial notice and repair period set forth in the first sentence of this Section 17.3 in the event of emergencies where no second notice is required) ("Outside Repair Period"), then Tenant shall be entitled to reimbursement by Landlord of Tenant's actual, reasonable, and documented costs and expenses in performing such maintenance and/or repairs.  Such reimbursement shall be made within thirty (30) days after Landlord's receipt of Tenant's invoice of such costs and expenses, and if Landlord fails to so reimburse Tenant within such 30-day period, then Tenant shall be entitled to offset against the Rent payable by Tenant under this Lease the amount of such invoice; provided, however, that notwithstanding the foregoing to the contrary, if (i) Landlord delivers to Tenant prior to the expiration of the Outside Repair Period described above, a written objection to Tenant's right to receive any such reimbursement based upon Landlord's good faith claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease, or (ii) Landlord delivers to Tenant, within thirty (30) days after receipt of Tenant's invoice, a written objection to the payment of such invoice based upon Landlord's good faith claim that such charges are excessive (in which case, Landlord shall reimburse Tenant, within such 30-day period, the amount Landlord contends would not be excessive), then Tenant shall not be entitled to such reimbursement or offset against Rent, but Tenant, as its sole remedy, may proceed to claim a default by Landlord.  In the event Tenant undertakes such repairs and/or maintenance, and such work will affect the Base, Shell and Core, any structural portions of the Premises or Building, Tenant shall use only those third party contractors used by Landlord in the Project for such work unless such contractors are unwilling or unable to perform such work at competitive prices, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in comparable first-class buildings in the general vicinity of the Building.  Tenant shall comply with the other terms and conditions of this Lease if Tenant takes the required action, except that Tenant is not required to obtain Landlord's consent for such repairs.

17.4           If any excavation shall be made upon land adjacent to or under the Buildings, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter the Premises for the purpose of performing such work as said person shall deem necessary or desirable to preserve and protect the Buildings from injury or damage and to support the same by proper foundations, without any claim for damages or liability against Landlord and without reducing or otherwise affecting Tenant's obligations under this Lease to the extent Tenant's Permitted Use of the Premises is not materially disrupted; provided that Landlord will ensure that any person entering the Premises acts in a manner which minimizes unreasonable interference with Tenant’s use and occupancy of the Premises and any work must be completed as expeditiously as commercially reasonably possible.

17.5           This Article relates to repairs and maintenance arising in the ordinary course of operation of the Buildings and the Project.  In the event of a casualty described in Article 23, Article 23 shall apply in lieu of this Article.  In the event of eminent domain, Article 24 shall apply in lieu of this Article.

17.6           Costs incurred by Landlord pursuant to this Article shall constitute Operating Expenses except as otherwise provided herein, unless such costs are incurred due in whole or in part to any act, neglect, fault or omissions of Tenant or its employees, agents, contractors or invitees, in which case Tenant shall pay to Landlord the cost of such repairs and maintenance.

18.           Liens.

18.1           Tenant shall keep the Premises, the Buildings and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant.  Tenant further covenants and agrees that any mechanic's lien filed against the Premises, the Buildings or the Project for work claimed to have been done for, or materials claimed to have been furnished to Tenant, shall be discharged or bonded by Tenant within ten (10) business days after the filing thereof, at Tenant's sole cost and expense.

18.2           Should Tenant fail to discharge or bond against any lien of the nature described in Section 18.1, Landlord may, at Landlord's election, pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title, and Tenant shall immediately reimburse Landlord for the costs thereof as Additional Rent.  Tenant shall indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold Landlord Indemnitees harmless from and against any Claims arising from any such liens, including any administrative, court or other legal proceedings related to such liens.

18.3           In the event that Tenant leases or finances the acquisition of office equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant's business, Tenant warrants that any Uniform Commercial Code financing statement shall, upon its face or by exhibit thereto, indicate that such financing statement is applicable only to removable personal property of Tenant located within the Premises.  In no event shall the address of the Premises, the Buildings or the Project be furnished on a financing statement without qualifying language as to applicability of the lien only to removable personal property located in an identified suite leased by Tenant.  Should any holder of a financing statement record or place of record a financing statement that appears to constitute a lien against any interest of Landlord or against equipment that may be located other than within an identified suite leased by Tenant, Tenant shall, within ten (10) days after filing such financing statement, cause (a) a copy of the Lender security agreement or other documents to which the financing statement pertains to be furnished to Landlord to facilitate Landlord's ability to demonstrate that the lien of such financing statement is not applicable to Landlord's interest and (b) Tenant's Lender to amend such financing statement and any other documents of record to clarify that any liens imposed thereby are not applicable to any interest of Landlord in the Premises, the Buildings or the Project.

19.           Estoppel Certificate.  Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other reasonable form as may be required by any prospective mortgagee or purchaser of the Building or Project or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord's mortgagee or prospective mortgagee or purchasers.  Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project.  Tenant shall execute and deliver whatever other commercially reasonable instruments may be reasonably required for such purposes.  At any time during the Lease Term, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year.  Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.  Tenant will not be required to deliver financial statements if such statements are publicly available.  Failure of Tenant to timely execute and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.  Failure by Tenant to so deliver such estoppel certificate shall be a material Default of the provisions of this Lease.

20.           Hazardous Materials.

20.1           Tenant shall not cause or permit any Hazardous Materials (as defined below) to be brought upon, kept or used in or about the Premises, the Buildings or the Project in violation of Applicable Laws by Tenant or its employees, agents, contractors or invitees.  If Tenant breaches such obligation, or if the presence of Hazardous Materials as a result of such a breach results in contamination of the Project, any portion thereof, or any adjacent property, then Tenant shall indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims, including sums paid in settlement of Claims that arise during or after the Lease Term as a result of such breach or contamination.  This indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any Governmental Authority because of Hazardous Materials present in the air, soil or groundwater above, on or under or about the Project.  Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Project, any portion thereof or any adjacent property caused or permitted by Tenant results in any contamination of the Project, any portion thereof or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to remediate such contamination; provided that Landlord's written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term  effect on the Project, any portion thereof or any adjacent property.

20.2           Landlord acknowledges that it is not the intent of this Article to prohibit Tenant from operating its business for the Permitted Use.  Tenant may operate its business according to the custom of Tenant's industry so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with Applicable Laws.  As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Term Commencement Date a list identifying each type of Hazardous Material to be present at the Project and setting forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Material at the Project (the "Hazardous Materials List").  Tenant shall deliver to Landlord an updated Hazardous Materials List before any material new Hazardous Materials are brought to the Project.  Tenant shall deliver to Landlord true and correct copies of the following documents (hereinafter referred to as the "Documents") relating to the handling, storage, disposal and emission of Hazardous Materials prior to the Term Commencement Date or, if unavailable at that time, concurrently with the receipt from or submission to any Governmental Authority: permits; approvals; reports and correspondence; storage and management plans; notices of violations of Applicable Laws; plans relating to the installation of any storage tanks to be installed in, on, under or about the Project (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute discretion); and all closure plans or any other documents required by any and all Governmental Authorities for any storage tanks installed in, on, under or about the Project for the closure of any such storage tanks.  Tenant shall not be required, however, to provide Landlord with any portion of the Documents containing information of a proprietary nature, which Documents, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Materials.

20.3           At any time, and from time to time, prior to the expiration of the Lease Term, Landlord shall have the right to conduct appropriate tests of the Project or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred due to Tenant or Tenant's employees, agents, contractors or invitees.  Tenant shall pay all reasonable costs of such tests if such tests reveal that Hazardous Materials exist at the Project in violation of this Lease.

20.4           If underground or other storage tanks storing Hazardous Materials are located on the Premises or are hereafter placed on the Premises by Tenant, Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under the Applicable Laws.

20.5           Tenant shall promptly report to Landlord any actual or suspected presence of mold or water intrusion at the Premises and Landlord will remediate such mold or water intrusion unless the cause of such issue was the act or omission of Tenant.

20.6           Tenant's obligations under this Article shall survive the expiration or earlier termination of the Lease.  During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials, Tenant shall be deemed a holdover tenant and subject to the provisions of Article 26 below.

20.7           As used herein, the term "Hazardous Material(s)" means any hazardous or toxic substance(s), material(s) or waste(s) that is or becomes regulated by any Governmental Authority.

20.8           Notwithstanding anything to the contrary in this Lease, Landlord shall have sole control over the equitable allocation of fire control areas (as defined in the Uniform Building Code as adopted by the city or municipality(ies) in which the Project is located (the "UBC")) within the Project for the storage of Hazardous Materials.  Notwithstanding anything to the contrary in this Lease, the quantity of Hazardous Materials allowed by this Section 20.8 is specific to Tenant and shall not run with the Lease in the event of a Transfer (as defined in Article 28).  In the event of a Transfer, if the use of Hazardous Materials by such new tenant ("New Tenant") is such that New Tenant utilizes fire control areas in the Project in excess of New Tenant's Pro Rata Share of the Buildings or the Project, as applicable, then New Tenant shall, at its sole cost and expense and upon Landlord's written request, establish and maintain a separate area of the Premises classified by the UBC as an "H" occupancy area for the use and storage of Hazardous Materials, or take such other action as is necessary to ensure that its share of the fire control areas of the Buildings and the Project is not greater than New Tenant's Pro Rata Share of the Buildings or the Project, as applicable.

20.9           Landlord acknowledges and agrees that, as of the Execution Date, to its knowledge, no Hazardous Materials exist in the Project, Premises or Building in violation of Applicable Laws. Landlord shall handle Hazardous Materials, at the Project in accordance with Applicable Laws. Landlord shall indemnify, defend, protect and hold Tenant harmless from and against any and all Claims arising from (a) any Hazardous Materials that exist at the Project, Building or the Premises as of the date hereof, (b) Landlord’s gross negligence or willful misconduct with respect to the handling of Hazardous Materials at the Project or (c) Landlord’s breach of its warranty provided in this Section 20.9.  Nothing in this Article 20 is intended, or will be construed to impose any liability on Tenant for any Hazardous Material(s) which were not brought onto the Premises or Project by Tenant, its employees or agents.

21.           Odors and Exhaust.  Tenant acknowledges that Landlord would not enter into this Lease with Tenant unless Tenant assures Landlord that under no circumstances will any other occupants of the Buildings or the Project (including persons legally present in any outdoor areas of the Project) be subjected to odors or fumes (whether or not noxious), and that the Buildings and the Project will not be damaged by any exhaust, in each case from Tenant's operations.  Landlord and Tenant therefore agree as follows:

21.1           Tenant shall not cause or permit (or conduct any activities that would cause) any release of any odors or fumes of any kind from the Premises.

21.2           If a Building has a ventilation system that, in Landlord's judgment, is adequate, suitable, and appropriate to vent the Premises in a manner that does not release odors affecting any indoor or outdoor part of the Project, Tenant shall vent the Premises through such system.  If Landlord at any time determines that any existing ventilation system is inadequate, or if no ventilation system exists, Tenant shall in compliance with Applicable Laws vent all fumes and odors from the Premises (and remove odors from Tenant's exhaust stream) as Landlord reasonably approves.  The placement and configuration of all ventilation exhaust pipes, louvers and other equipment shall be subject to Landlord's approval.  Tenant acknowledges Landlord's legitimate desire to maintain the Project (indoor and outdoor areas) in an odor-free manner, and Landlord may require Tenant to abate and remove all odors in a manner that goes beyond the requirements of Applicable Laws.

21.3           Tenant shall, at Tenant's sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever other equipment may in Landlord's judgment be necessary or appropriate from time to time) to completely remove, eliminate and abate any odors, fumes or other substances in Tenant's exhaust stream that, in Landlord's judgment, emanate from Tenant's Premises.  Any work Tenant performs under this Section shall constitute Alterations.

21.4           Tenant's responsibility to remove, eliminate and abate odors, fumes and exhaust shall continue throughout the Lease Term.  Landlord's approval of the Tenant Improvements shall not preclude Landlord from requiring additional measures to eliminate odors, fumes and other adverse impacts of Tenant's exhaust stream (as Landlord may designate in Landlord's discretion).  Tenant shall install additional equipment as Landlord requires from time to time under the preceding sentence.  Such installations shall constitute Alterations.

21.5           If Tenant fails to install satisfactory odor control equipment within ten (10) business days after Landlord's demand made at any time, then Landlord may, without limiting Landlord's other rights and remedies, require Tenant to cease and suspend any operations in the Premises that cause odors, fumes or exhaust.  For example, if Landlord determines that Tenant's production of a certain type of product causes odors, fumes or exhaust, and Tenant does not install satisfactory odor control equipment within ten (10) business days after Landlord's request, then Landlord may require Tenant to stop producing such type of product in the Premises unless and until Tenant has installed odor control equipment satisfactory to Landlord; provided that if more than ten (10) days is required to install such equipment, Tenant will be permitted additional time so long as Tenant is diligently pursuing the installation of such equipment.

22.           Insurance; Waiver of Subrogation.

22.1           Landlord's Insurance.  At all times during the Term of the Lease, Landlord will purchase and maintain, as part of Operating Expenses, Commercial General Liability Insurance, Umbrella Liability Insurance and Commercial Property Insurance covering the Project and Building and Landlord's equipment necessary to service the building and furnishings in such commercially reasonable amounts and with such commercially reasonable coverages as determined by Landlord but at all times substantially consistent with the insurance carried by other landlords of projects comparable to the Project.  Tenant acknowledges that it shall not be a named insured on such policies and that it has no right to receive any proceeds from any such insurance policies carried by Landlord.  Tenant further acknowledges that Landlord shall not be required to carry insurance covering (1) Tenant's property; (2) Business Income Insurance against, or be responsible for, any loss suffered by Tenant due to interruption of Tenant's business from any cause; or (3) loss to Building or Project resulting from Flood, Earthquake, Windstorm or Terrorism.  However, if Landlord does carry such insurance, it shall be considered part of Operating Expenses.  Tenant shall reasonably cooperate with Landlord's insurance companies in the adjustment of any claims for any damage to the Building or Project.  Tenant shall, at Tenant's expense, comply with all insurance company requirements pertaining to the use of the Premises.  If Tenant's conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase.

22.2           Tenant's Insurance.  Tenant will purchase and maintain at all times during the Term of this Lease, at Tenant's sole expense, the following insurance, in amounts not less than those specified below or such other amounts as Landlord may from time to time reasonably request, with insurance companies and on forms satisfactory to Landlord.

(a)           Commercial General Liability Insurance written on an Insurance Service Office ("ISO") "occurrence" form or its equivalent covering the Tenant and Landlord against claims for bodily injury and property damage arising out of the Tenant's operations and Tenant's use, occupancy and operations in, upon or about the Premises and the Project, including incidental pollution coverage.  Such coverage shall at a minimum include endorsements covering (i) Premises - Operations; (ii) Independent Contractors; (iii) Products (alternatively, Tenant may carry a separate policy covering Products); (iv) Contractual Liability; (v) Fire Legal Liability; (vi) Employees included as Insureds; (vii) Liquor Liability if Tenant serves or sells alcohol; and (viii) Severability.

Limits for such coverage shall be at least:
Bodily Injury and Property Damage Combined Single Limit:	$1,000,000 per Occurrence $4,000,000 General Aggregate $4,000,000 Products Aggregate
Fire Legal Liability:	$500,000 Any One Occurrence

The policy shall contain a provision or an endorsement which specifically names AGP SORRENTO BUSINESS COMPLEX, L.P., Parallel Capital Partners, Inc., and their officers, directors, partners, members and employees, any lenders of Landlord and their successors and/or assigns as additional insureds ("Additional Insureds"), as respects claims arising out of the Tenant's operations, use, occupancy or maintenance of the Premises.  Further, if requested by Landlord, Tenant shall name Landlord's Property Manager and any mortgagee of Landlord as an additional insured.

Notwithstanding anything herein to the contrary, Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder.  Notwithstanding anything herein to the contrary, the parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover under its insurance policy.  The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder.

(b)           Umbrella or Excess Liability Insurance to be excess over the Commercial General Liability.  The Umbrella or Excess Liability policy shall be written on an "occurrence" form with a limit of liability of $3,000,000 and a Self-Insured Retention no greater than $10,000.

Further, such policy shall contain clauses, provisions or endorsements which (1) cause it to be "following form" the underlying Commercial General Liability policy; (2)  cause the policy to provide liability insurance for the Additional Insureds to be paid out prior to any contribution by Landlord's insurance; and (3) provide that the insurer waives any right of recovery they may have against such Additional Insureds because of payments made under this policy relevant to the Tenant's obligations under this Agreement.

The requirements contained in this paragraph may be met by increasing the limits otherwise required on the Tenant's Commercial General Liability policy to equal the sum of the limits required for both the Commercial General Liability policy and the Umbrella or Excess policy.

(c)           Workers' Compensation coverage for statutory limits shall be carried as required by law in the State in which the Premises is located or in which the employees are hired and Employers' Liability with limits of $500,000 Each Accident; $500,000 Disease Policy Limit; and $500,000 Disease Each Employee.

(d)           Commercial Property Insurance covering all tenant property and equipment in the Premises, in an amount equal to their full replacement cost without deduction for depreciation.  At a minimum, such policy shall insure against destruction or damage by fire and other perils covered on an ISO Causes of Loss - Special Form including wind, hurricane, and sprinkler leakage.  Such policy shall further provide Replacement Cost Coverage.  Such policy shall not contain a per occurrence deductible greater than $5,000 except for wind or hurricane which may contain a deductible not to exceed 2% of the total values of all property which Tenant is responsible to insure.

(e)           Business Income and/or Extra Expense Insurance in an amount equal to Five Hundred Thousand Dollars ($500,000), due to any interruption of Tenant's business by reason of the Premises or personal property being damaged by fire or other perils covered on an ISO Causes of Loss - Special Form or its equivalent.

Further, the policy shall contain an ISO Loss Payable endorsement specifically naming the following as a loss payee as its interest may appear:  AGP SORRENTO BUSINESS COMPLEX, L.P.

22.3           General Requirements for All Insurance.

(a)           Certificates of Insurance and Evidence of Property Insurance evidencing all such insurance and acceptable to the Landlord shall be filed with Landlord prior to occupancy of the Premises and  prior to the expiration of the term of each policy thereafter.  Such Certificates of Insurance must specifically show all the special policy conditions required in this Section including "additional insured", "waiver of subrogation",  and "primary insurance" wording applicable to each policy.

(b)           All coverage shall be written by an insurer admitted to write insurance in the State in which the Premises is located with a current A. M. Best Rating of A:7 or better; otherwise, such insurance may be written by a qualified non-admitted insurer with a current A. M. Best rating of A:10 or better.

(c)           All insurance policies shall provide that coverages afforded under the policies will not be cancelled for any reason until at least 30 days' prior written notice has been given to Tenant by the insurer.  Tenant will notify Landlord within five (5) business days after its receipt of a notice of cancellation.    The mailing address for the notice of cancellation shall be as noted in Section 2.9.

(d)           If the limits of available liability coverage required herein become substantially reduced as a result of claim payments, Tenant shall immediately, at its own expense, purchase insurance to reinstate the limits of liability coverage required by this Lease.

(e)           Tenant shall not settle any claim or accept any proceeds in satisfaction of any claim involving damage to the Premises or liability of Landlord without Landlord's prior written consent.

(f)           Tenant may maintain the insurance required under this Section under blanket or umbrella policies, as applicable, issued to Tenant covering other properties owned or leased by Tenant provided that the policies otherwise comply with this Section and afford to the Premises the coverage specified by this Section.  Landlord retains the right to disallow the use of a blanket or umbrella policy if the coverage provided by the blanket or umbrella policy is inadequate either as to limits or scope of coverage.

22.4           Landlord, its agents and employees, make no representation that the limits of liability required to be carried by Tenant pursuant to this Section are adequate to protect Tenant.  If Tenant believes that any of such insurance coverage is inadequate, Tenant shall obtain such additional insurance coverage as Tenant deems adequate, at Tenant's sole expense.

23.           Damage or Destruction.

23.1           In the event of a partial destruction of (a) the Premises or (b) Common Areas of the Buildings or the Project ((a) and (b) together, the "Affected Areas") by fire or other perils covered by extended coverage insurance not exceeding twenty-five percent (25%) of the full insurable value thereof, and provided that (x) the damage thereto is such that the Affected Areas may be repaired, reconstructed or restored within a period of one hundred twenty (120) days from the date of the happening of such casualty, (y) Landlord shall receive insurance proceeds sufficient to cover the cost of such repairs (except for any deductible amount provided by Landlord's policy, which deductible amount, if paid by Landlord, shall constitute an Operating Expense) and (z) such casualty was not intentionally caused by Tenant or its employees, agents or contractors, then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration of the Affected Areas and this Lease shall continue in full force and effect.

23.2           In the event of any damage to or destruction of the Buildings or the Project other than as described in Section 23.1, Landlord may elect to repair, reconstruct and restore the Buildings or the Project, as applicable, in which case this Lease shall continue in full force and effect (subject to Tenant's right to terminate this Lease as described in Section 23.10 below).  If Landlord elects not to repair the Buildings or the Project, as applicable, then this Lease shall terminate as of the date of such damage or destruction.

23.3           Landlord shall give written notice to Tenant within sixty (60) days following the date of damage or destruction of its election not to repair, reconstruct or restore the Buildings or the Project, as applicable.  Within sixty (60) days after the date Landlord learns of the necessity for repairs as a result of damage, Landlord shall notify Tenant ("Damage Repair Estimate") of Landlord's estimated assessment of the period of time in which the repairs will be completed, which assessment shall be based upon the opinion of a contractor reasonably selected by Landlord and experienced in comparable repairs of comparable buildings.  If Landlord does not elect to terminate this Lease pursuant to Landlord's termination right as provided above, and the Damage Repair Estimate indicates that repairs cannot be completed within one hundred eighty (180) days after being commenced, Tenant may elect, not later than thirty (30) days after Tenant's receipt of the Damage Repair Estimate, to terminate this Lease by written notice to Landlord effective as of the date specified in Tenant's notice.  Notwithstanding the foregoing, if the restoration of the Premises and/or Building is not completed within one hundred eighty (180) days from commencement of repairs as such date shall be extended due to Force Majeure delays and Tenant delays, Tenant may cancel the Lease at any time after the one hundred eightieth (180th) day.

23.4           Upon any termination of this Lease under any of the provisions of this Article, the parties shall be released thereby without further obligation to the other from the date possession of the Premises is surrendered to Landlord, except with regard to (a) items occurring prior to the damage or destruction and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

23.5           In the event of repair, reconstruction and restoration as provided in this Article, all Rent to be paid by Tenant under this Lease shall be abated proportionately based on the extent to which Tenant's use of the Premises is impaired during the period of such repair, reconstruction or restoration, unless Landlord provides Tenant with other space during the period of repair that is suitable for the temporary conduct of Tenant's business.

23.6           Notwithstanding anything to the contrary contained in this Article, should Landlord be delayed or prevented from completing the repair, reconstruction or restoration of the damage or destruction to the Premises after the occurrence of such damage or destruction by Force Majeure, then the time for Landlord to commence or complete repairs shall be extended on a day-for-day basis; provided, however, that, at Landlord's election, Landlord shall be relieved of its obligation to make such repair, reconstruction or restoration, in which case this Lease shall terminate.

23.7           If Landlord is obligated to or elects to repair, reconstruct or restore as herein provided, then Landlord shall be obligated to make such repair, reconstruction or restoration only with regard to (a) those portions of the Premises that were originally provided at Landlord's expense and (b) the Common Area portion of the Affected Areas.  The repair, reconstruction or restoration of improvements not originally provided by Landlord or at Landlord's expense shall be the obligation of Tenant.  In the event Tenant has elected to upgrade certain improvements from the Building Standard, Landlord shall, upon the need for replacement due to an insured loss, provide only the Building Standard, unless Tenant again elects to upgrade such improvements and pay any incremental costs related thereto, except to the extent that excess insurance proceeds, if received, are adequate to provide such upgrades, in addition to providing for basic repair, reconstruction and restoration of the Premises, the Buildings and the Project. Landlord confirms that the Premises, as improved by the Tenant Improvements, does not exceed the Building Standard.

23.8           Notwithstanding anything to the contrary contained in this Article, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises if the damage resulting from any casualty covered under this Article occurs during the last twelve (12) months of the Term or any extension hereof, or to the extent that insurance proceeds are not available therefor.

23.9           Landlord's obligation, should it elect or be obligated to repair or rebuild, shall be limited to the Affected Areas.  Tenant shall, at its expense, replace or fully repair all of Tenant's personal property and any Alterations installed by Tenant existing at the time of such damage or destruction (subject, however, to any modifications to such Alterations with Tenant having the right to modify the scope and extent of the Alterations restoration requirement as reasonably approved by Landlord).  If Affected Areas are to be repaired in accordance with the foregoing, Landlord shall make available to Tenant any portion of insurance proceeds it receives that are allocable to the Alterations constructed by Tenant pursuant to this Lease; provided Tenant is not then in Default under this Lease, and subject to the requirements of any Lender of Landlord.

23.10           Notwithstanding anything to the contrary contained in this Article, in the event that Tenant's Permitted Use of the Premises is substantially impaired during the last six (6) months of the Term as a direct result of any damage or destruction covered by this Article, then, Tenant shall have the right to terminate this Lease by written notice to Landlord within ten (10) business days following such substantial impairment.

23.11           The provisions of this Lease, including this Article 23, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

24.           Eminent Domain.

24.1           In the event (a) the whole of all Affected Areas or (b) such part thereof as shall substantially interfere with Tenant's use and occupancy of the Premises for the Permitted Use shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to said authority, except with regard to (y) items occurring prior to the damage or destruction and (z) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

24.2           In the event of a partial taking of (a) the Buildings or the Project or (b) drives, walkways or parking areas serving the Buildings or the Project for any public or quasi-public purpose by any lawful power or authority by exercise of right of appropriation, condemnation, or eminent domain, or sold to prevent such taking, then, without regard to whether any portion of the Premises occupied by Tenant was so taken, Landlord may elect to terminate this Lease (except with regard to (a) items occurring prior to the taking and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof) as of such taking if such taking is, in Landlord's sole opinion, of a material nature such as to make it uneconomical to continue use of the unappropriated portion for purposes of renting office or laboratory space.  If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken or if portions of the Premises and/or Building required for parking or access to the Premises, are taken and such taking, in the reasonable opinion of Tenant, materially interferes with Tenant’s ability to continue its business operations in substantially the same manner and space,  or if access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon ninety (90) days' notice, provided such notice is given no later than sixty (60) days after the date of such taking.

24.3           Tenant shall be entitled to any award that is specifically awarded as compensation for (a) the taking of Tenant's personal property that was installed at Tenant's expense and (b) the costs of Tenant moving to a new location.  Except as set forth in the previous sentence, any award for such taking shall be the property of Landlord.

24.4           If, upon any taking of the nature described in this Article, this Lease continues in effect, then Landlord shall promptly proceed to restore the Affected Areas to substantially their same condition prior to such partial taking.  To the extent such restoration is infeasible, as determined by Landlord in its sole and absolute discretion, the Rent shall be decreased proportionately to reflect the loss of any portion of the Premises no longer available to Tenant.

25.           Surrender.

25.1           At least ten (10) days prior to Tenant's surrender of possession of any part of the Premises, Tenant shall provide Landlord with (a) a facility decommissioning and Hazardous Materials closure plan for the Premises ("Exit Survey") prepared by an independent third party reasonably acceptable to Landlord, and (b) written evidence of all appropriate governmental releases obtained by Tenant in accordance with Applicable Laws, including laws pertaining to the surrender of the Premises.  In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey which were caused by Tenant, its agents or employees and compliance with any recommendations set forth in the Exit Survey.  Tenant's obligations under this Section shall survive the expiration or earlier termination of the Lease.

25.2           No surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder, unless such surrender is accepted in writing by Landlord.

25.3           The voluntary or other surrender of this Lease by Tenant shall not effect a merger with Landlord's fee title or leasehold interest in the Premises, the Buildings, the Property or the Project, unless Landlord consents in writing, and shall, at Landlord's option, operate as an assignment to Landlord of any or all subleases.

25.4           The voluntary or other surrender of any ground or other underlying lease that now exists or may hereafter be executed affecting the Buildings or the Project, or a mutual cancellation thereof or of Landlord's interest therein by Landlord and its lessor shall not effect a merger with Landlord's fee title or leasehold interest in the Premises, the Buildings or the Property and shall, at the option of the successor to Landlord's interest in the Buildings or the Project, as applicable, operate as an assignment of this Lease.

25.5           Notwithstanding anything to the contrary contained in this Lease, the following provisions shall govern Tenant's surrender of the Premises:

(a)           Landlord has no ownership interest in Tenant owned Tenant's furniture, fixtures and equipment and may remove or transfer the same in its discretion; and

(b)           Tenant shall not be required to remove or restore at the expiration of the Term or otherwise any Alterations, fixtures (whether or not trade fixtures), machinery or equipment made to or installed in the Premises prior to the Execution Date of this Lease.

(c)           Tenant will not be required to remove the Tenant Improvement.

26.           Holding Over.

If Tenant holds over after the expiration of the Lease Term, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Monthly Base Rent shall be payable at a monthly rate equal to one hundred fifty percent (150%) of  the Monthly Base Rent applicable during the last rental period of the Lease Term under this Lease (provided that for the first month of any holdover, Monthly Base Rent will be payable at the rate of 125% of the Monthly Base Rent applicable during the last rental period of the Lease Term under this Lease).  Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein.  Nothing contained in this Article 26 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease.  The provisions of this Article 26 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.  Tenant acknowledges that if Tenant holds over without Landlord's consent, such holding over may compromise or otherwise affect Landlord's ability to enter into new leases with prospective tenants regarding the Premises.  Therefore, if Tenant fails to surrender the Premises upon the termination or expiration of this Lease and if such holdover continues for thirty (30) days after the expiration of the Term, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from and against all claims resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any losses suffered by Landlord, including lost profits, resulting from such failure to surrender.

27.           Indemnification and Exculpation.

27.1           Tenant agrees to indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold the Landlord and Landlord Indemnities harmless from and against any and all Claims arising from injury or death to any person or damage to any property occurring within or about the Premises, the Buildings, the Property or the Project arising directly or indirectly out of Tenant's or Tenant's employees', agents', contractors' or invitees' negligence or willful misconduct or a breach or Default by Tenant in the performance of any of its obligations hereunder, except to the extent caused by Landlord's negligence or willful misconduct.  Landlord shall be liable for, and shall indemnify, defend, protect and hold Tenant and Tenant’s partners, officers, directors, employees, agents, successors and assigns (collectively, “Tenant Indemnified Parties”) harmless from and against any and all Claims arising or resulting from (a) any negligent or willful misconduct of Landlord or any of Landlord’s agents, employees, contractors or licensees in or about the Premises, the Building or the Property (collectively, “Landlord Parties”); and/or (b) any default by Landlord of any obligations on Landlord’s part to be performed under the terms of this Lease; provided, however, that Landlord's indemnity obligations shall not extend to loss of business, loss of profits or any other consequential damages which may be suffered by Tenant.

27.2           Notwithstanding any provision of Section 27.1 to the contrary, Landlord shall not be liable to Tenant for, and Tenant assumes all risk of, damage to personal property or scientific research, including loss of records kept by Tenant within the Premises and damage or losses caused by fire, electrical malfunction, gas explosion or water damage of any type (including broken water lines, malfunctioning fire sprinkler systems, roof leaks or stoppages of lines), unless any such loss is due to Landlord's willful disregard of written notice by Tenant of need for a repair that Landlord is responsible to make for an unreasonable period of time.  Tenant further waives any claim for injury to Tenant's business or loss of income relating to any such damage or destruction of personal property as described in this Section.

27.3           Landlord shall not be liable for any damages arising from any act, omission or neglect of any other tenant in the Buildings or the Project, or of any other third party.

27.4           Tenant acknowledges that security devices and services, if any, while intended to deter crime, may not in given instances prevent theft or other criminal acts.  Landlord shall not be liable for injuries or losses caused by criminal acts of third parties, and Tenant assumes the risk that any security device or service may malfunction or otherwise be circumvented by a criminal.  If Tenant desires protection against such criminal acts, then Tenant shall, at Tenant's sole cost and expense, obtain appropriate insurance coverage.

27.5           Notwithstanding anything contained in this Lease to the contrary and except as provided in Section 26, neither party will be liable to the other for any business interruption, loss of profit or other punitive or consequential damages arising out of this Lease or any Default hereunder.

27.6           The provisions of this Article shall survive the expiration or earlier termination of this Lease.

28.           Assignment or Subletting.

28.1           Except as hereinafter expressly permitted, Tenant shall not, either voluntarily or by operation of Applicable Laws, directly or indirectly sell, hypothecate, assign, pledge, encumber or otherwise transfer this Lease, or sublet the Premises (each, a "Transfer"), without Landlord's prior written consent.  Notwithstanding the foregoing, Tenant shall have the right to Transfer, upon ten (10) days prior written notice to Landlord but without obtaining Landlord's prior written consent, (a) to a corporation or other entity which is a successor in interest to Tenant by way of merger, consolidation or corporate reorganization, or (b) by the purchase of all or substantially all of the assets or the controlling ownership interest of Tenant provided that such merger or consolidation or such acquisition or assumption, as the case may be, is not principally for the purpose of transferring this Lease, (c) to any person that as of the date of determination controls, is controlled by or is under common control with Tenant ("Tenant's Affiliate") or (d) to any persons in connection with any secondary offering of the Tenant's stock or in connection with any bona fide financing or capitalization for the benefit of Tenant, and otherwise comply with the requirements of this Lease regarding such Transfer (the foregoing described Transfers, or any one of them, may be referred to as an "Exempt Transfer"); provided, however, that (i) the overall net worth of the resulting tenant is not materially less than the overall net worth of Tenant as of the date of this Lease; (ii)  Landlord receives satisfactory evidence of the satisfaction of such net worth requirements set forth in the preceding subsections (i) not less than five (5) business days prior to the date of such Exempt Transfer.  For purposes of Exempt Transfers, "control" requires both (A) owning (directly or indirectly) more than fifty percent (50%) of the stock or other equity interests of another person (unless such Transfers relate to any corporation whose shares are publicly traded) and (B) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person.  In no event shall Tenant perform a Transfer to or with an entity that is a tenant at the Project or that is in discussions or negotiations with Landlord where Landlord, in each such case, has space available in the Project for such proposed transferee to lease to such transferee.  The assignee of Tenant’s entire interest hereunder in accordance with an Exempt Transfer may be referred to herein as an “Affiliate Assignee.”

28.2           In the event Tenant desires to effect a Transfer, then, at least thirty (30) but not more than ninety (90) days prior to the date when Tenant desires the assignment or sublease to be effective (the "Transfer Date") Tenant shall provide written notice to Landlord (the "Transfer Notice") containing information reasonably requested by Landlord (including references) concerning the character of the proposed transferee, assignee or sublessee; the Transfer Date; any ownership or commercial relationship between Tenant and the proposed transferee, assignee or sublessee; and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord shall reasonably require.

28.3           Landlord, in determining whether consent should be given to a proposed Transfer, may give consideration to (a) the financial strength of such transferee, assignee or sublessee (notwithstanding Tenant remaining liable for Tenant's performance), (b) any change in use that such transferee, assignee or sublessee proposes to make in the use of the Premises and (c) Landlord's desire to exercise its rights under Section 28.8 to cancel this Lease.  In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer to a transferee, assignee or sublessee of poor reputation, lacking financial qualifications or seeking a change in the Permitted Use, or jeopardizing directly or indirectly the status of Landlord or any of Landlord's affiliates as a Real Estate Investment Trust under the Internal Revenue Code of 1986 (as the same may be amended from time to time, the "Revenue Code").  Notwithstanding anything contained in this Lease to the contrary, (w) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of such occupant, assignee, manager or other transferee; (x) Tenant shall not furnish or render any services to an occupant, assignee, manager or other transferee with respect to whom transfer consideration is required to be paid, or manage or operate the Premises or any capital additions so transferred, with respect to which transfer consideration is being paid; (y) Tenant shall not consummate a Transfer with any person in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Revenue Code); and (z) Tenant shall not consummate a Transfer with any person or in any manner that could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease, license or other arrangement for the right to use, occupy or possess any portion of the Premises to fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Revenue Code, or any similar or successor provision thereto or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Revenue Code.

28.4           As conditions precedent to Tenant subleasing the Premises or to Landlord considering a request by Tenant to Tenant's transfer of rights or sharing of the Premises, Landlord may require any or all of the following:

(a)           Tenant shall remain fully liable under this Lease during the unexpired Term;

(b)           Tenant shall reimburse Landlord for Landlord's actual out of pocket costs and expenses, including reasonable attorneys' fees, charges and disbursements incurred in connection with the review, processing and documentation of such request;

(c)           If Tenant's transfer of rights or sharing of the Premises provides for the receipt by, on behalf of or on account of Tenant of any consideration of any kind whatsoever on account of the leasehold interest being transferred (including a premium rental for a sublease or lump sum payment for an assignment, but excluding Tenant's reasonable costs in marketing and subleasing the Premises) in excess of the rental and other charges due to Landlord under this Lease, Tenant shall pay fifty percent (50%) of all of such excess to Landlord, after making deductions for any reasonable marketing expenses, tenant improvement funds expended by Tenant, alterations, cash concessions, brokerage commissions, attorneys' fees and free rent actually paid by Tenant; provided, however, Landlord shall not have any right to any sums or other economic consideration resulting from an Exempt Transfer.  If said consideration consists of cash paid to Tenant, payment to Landlord shall be made upon receipt by Tenant of such cash payment;

(d)           The proposed transferee, assignee or sublessee shall agree that, in the event Landlord gives such proposed transferee, assignee or sublessee notice that Tenant is in Default under this Lease, such proposed transferee, assignee or sublessee shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments shall be received by Landlord without any liability being incurred by Landlord, except to credit such payment against those due by Tenant under this Lease, and any such proposed transferee, assignee or sublessee shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, that in no event shall Landlord or its Lenders, successors or assigns be obligated to accept such attornment;

(e)           Landlord's consent to any such Transfer shall be effected on Landlord's reasonable forms;

(f)           Such proposed transferee, assignee or sublessee's use of the Premises shall be substantially the same as the Permitted Use;

(g)           Landlord shall not be bound by any provision of any agreement pertaining to the Transfer, except for Landlord's written consent to the same;

(h)           Tenant shall pay all transfer and other taxes (including interest and penalties) assessed or payable by any Governmental Authority for any Transfer;

(i)           Landlord's consent (or waiver of its rights) for any Transfer shall not waive Landlord's right to consent to any later Transfer;

(j)           Tenant shall deliver to Landlord one executed copy of any and all written instruments evidencing or relating to the Transfer; and

(k)           A list of Hazardous Materials certified by the proposed transferee, assignee or sublessee to be true and correct, that the proposed transferee, assignee or sublessee intends to use or store in the Premises.  Additionally, Tenant shall deliver to Landlord, on or before the date any proposed transferee, assignee or sublessee takes occupancy of the Premises, all of the items relating to Hazardous Materials of such proposed transferee, assignee or sublessee as described in Section 20.2.

28.5           Any Transfer that is not in compliance with the provisions of this Article shall be void and shall, at the option of Landlord, terminate this Lease.

28.6           The consent by Landlord to a Transfer shall not relieve Tenant or proposed transferee, assignee or sublessee from obtaining Landlord's consent to any further Transfer, nor shall it release Tenant or any proposed transferee, assignee or sublessee of Tenant from full and primary liability under this Lease.

28.7           Notwithstanding any Transfer, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due or to become due hereunder, and for the full performance of all other terms, conditions and covenants to be kept and performed by Tenant.  The acceptance of Rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant or condition thereof: from any person or entity other than Tenant shall not be deemed a waiver of any of the provisions of this Lease or a consent to any Transfer.

28.8           If Tenant delivers to Landlord a Transfer Notice indicating a desire to transfer this Lease to a proposed transferee, assignee or sublessee for the remainder of the Term of this Lease other than any Exempt Transfer or as provided within Section 28.4, then Landlord shall have the option, exercisable by giving notice to Tenant at any time within ten (10) days after Landlord's receipt of such Transfer Notice, to terminate this Lease as of the date specified in the Transfer Notice as the Transfer Date, except for those provisions that, by their express terms, survive the expiration or earlier termination hereof.  If Landlord exercises such option, then Tenant shall have the right to withdraw such Transfer Notice by delivering to Landlord written notice of such election within five (5) days after Landlord's delivery of notice electing to exercise Landlord's option to terminate this Lease.  In the event Tenant withdraws the Transfer Notice as provided in this Section, this Lease shall continue in full force and effect.  No failure of Landlord to exercise its option to terminate this Lease shall be deemed to be Landlord's consent to a proposed Transfer.

28.9           If Tenant sublets the Premises or any portion thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant's obligations under this Lease, all rent from any such subletting, and appoints Landlord as assignee and attorney-in-fact for Tenant, and Landlord (or a receiver for Tenant appointed on Landlord's application) may collect such rent and apply it toward Tenant's obligations under this Lease; provided that, until the occurrence of a Default (as defined below) by Tenant, Tenant shall have the right to collect such rent.

29.           Subordination and Attornment.

29.1           This Lease shall be subject and subordinate to the lien of any mortgage, deed of trust or other encumbrance, or lease in which Landlord is tenant now or hereafter in force against the Buildings or the Project and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination; provided Landlord will use commercially reasonable efforts to provide Tenant with a commercially reasonable subordination, non-disturbance and attornment agreement from any current lender on the Building.

29.2           Notwithstanding the foregoing, Tenant shall execute and deliver upon demand such further instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage or mortgages or deeds of trust or lease in which Landlord is tenant as may be reasonably required by Landlord; provided that such agreement contains commercially reasonable non-disturbance protection in favor of Tenant.  If any such mortgagee, beneficiary or landlord under a lease wherein Landlord is tenant (each, a "Mortgagee") so elects, however, this Lease shall be deemed prior in lieu to any such lease, mortgage, or deed of trust upon or including the Premises regardless of date and Tenant shall execute a statement in writing to such effect at Landlord's request.

29.3           Upon written request of Landlord and opportunity for Tenant to review, Tenant agrees to execute any Lease amendments not materially altering the terms of this Lease, if required by a mortgagee or beneficiary of a deed of trust encumbering real property of which the Premises constitute a part incident to the financing of the real property of which the Premises constitute a part.

29.4           In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, Tenant shall at the election of the purchaser at such foreclosure or sale attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease so long as such purchaser agrees not to disturb Tenant’s quiet enjoyment of the Premises.  Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

30.           Defaults and Remedies.

30.1           Late payment by Tenant to Landlord of Rent and other sums due shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which shall be extremely difficult and impracticable to ascertain.  Such costs include processing and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises.  Therefore, if any installment of Rent due from Tenant is not received by Landlord within four (4) business days after the date such payment is due, Tenant shall pay to Landlord (a) an additional sum of five percent (5%) of the overdue Rent as a late charge plus (b) interest at an annual rate (the "Default Rate") equal to the lesser of (a) twelve percent (12%) and (b) the highest rate permitted by Applicable Laws.  The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord shall incur by reason of late payment by Tenant and shall be payable as Additional Rent to Landlord due with the next installment of Rent or within five (5) business days after Landlord's demand, whichever is earlier.  Landlord's acceptance of any Additional Rent (including a late charge or any other amount hereunder) shall not be deemed an extension of the date that Rent is due or prevent Landlord from pursuing any other rights or remedies under this Lease, at law or in equity.  Landlord will waive the first late payment in any twelve month period so long as Tenant pays the amounts due within five (5) days after notice the same is late.

30.2           No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy provided in this Lease or in equity or at law.

30.3           If Tenant fails to pay any sum of money required to be paid by it hereunder, or shall fail to perform any other act on its part to be performed hereunder, in each case within the applicable cure period (if any) described in Section 30.4, then Landlord may, without waiving or releasing Tenant from any obligations of Tenant, but shall not be obligated to, make such payment or perform such act; provided that such failure by Tenant unreasonably interfered with the use of the Buildings or the Project by any other tenant or with the efficient operation of the Buildings or the Project, or resulted or could have resulted in a violation of Applicable Laws or the cancellation of an insurance policy maintained by Landlord.  Notwithstanding the foregoing, in the event of an emergency, Landlord shall have the right to enter the Premises and act in accordance with its rights as provided elsewhere in this Lease.  In addition to the late charge described in Section 30.1, Tenant shall pay to Landlord as Additional Rent all sums so paid or incurred by Landlord, together with interest at the Default Rate, computed from the date such sums were paid or incurred.

30.4           The occurrence of any one or more of the following events shall constitute a "Default" hereunder by Tenant:

(a)           Tenant abandons all or a substantial portion of the Premises;

(b)           Tenant fails to make any payment of Rent, as and when due, or to satisfy its obligations under Article 18, where such failure shall continue for a period of three (3) days after written notice thereof from Landlord to Tenant;

(c)           Tenant fails to observe or perform any obligation or covenant contained herein (other than described in Subsections 30.4(a) and 30.4(b)) to be performed by Tenant, where such failure continues for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided that, if the nature of Tenant's default is such that it reasonably requires more than thirty (30) days to cure, Tenant shall not be deemed to be in Default if Tenant commences such cure within said thirty (30) day period and thereafter diligently prosecutes the same to completion;

(d)           Tenant makes an assignment for the benefit of creditors;

(e)           A receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant's assets;

(f)           Tenant files a voluntary petition under the United States Bankruptcy Code or any successor statute (as the same may be amended from time to time, the "Bankruptcy Code") or an order for relief is entered against Tenant pursuant to a voluntary or involuntary proceeding commenced under any chapter of the Bankruptcy Code;

(g)           Any involuntary petition is filed against Tenant under any chapter of the Bankruptcy Code and is not dismissed within one hundred twenty (120) days;

(h)           Tenant fails to deliver an estoppel certificate in accordance with Article 12;

(i)           Tenant's interest in this Lease is attached, executed upon or otherwise judicially seized and such action is not released within one hundred twenty (120) days of the action; or

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.  Notices given under this Section shall specify the alleged Default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time, or quit the Premises.  No such notice shall be deemed forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.

30.5           In the event of a Default by Tenant, and at any time thereafter, with or without additional notice or demand and without limiting Landlord in the exercise of any right or remedy that Landlord may have, Landlord has the right to do any or all of the following:

(a)           Halt any Tenant Improvements and Alterations and order Tenant's contractors, subcontractors, consultants, designers and material suppliers to stop work;

(b)           Terminate Tenant's right to possession of the Premises by any lawful means, in which case Tenant shall immediately surrender possession of the Premises to Landlord.  In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby; and

(c)           Terminate this Lease, in which event Tenant shall immediately surrender possession of the Premises to Landlord.  In such event, without prejudice to any other remedy which Landlord may have for possession or arrearages in Rent, Landlord shall have the immediate right to re-enter and remove Tenant and any all other persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby.  In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant's Default, including:

(i)           The worth at the time of award of any unpaid Rent that had accrued at the time of such termination; plus

(ii)           The worth at the time of award of the amount by which the unpaid Rent that would have accrued during the period commencing with termination of the Lease and ending at the time of award exceeds the then reasonable rental value of the Premises during such period; plus

(iii)           The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the reasonable rental value of the Premises for that period; plus

(iv)           Any other amount necessary to compensate Landlord for all the detriment caused by Tenant's failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including, without limitation, the cost of restoring the Premises to the condition required under the terms of this Lease; plus

(v)           At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws.

As used in Subsections 30.5(c)(i) and 30.5(c)(ii), "worth at the time of award" shall be computed by allowing interest at the Default Rate.  As used in Subsection 30.5(c)(iii), the "worth at the time of the award" shall be computed by taking the present value of such amount, using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one (1) percentage point.

30.6           In addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord shall have the remedy described in California Civil Code Section 1951.4 and may continue this Lease in effect after Tenant's Default and abandonment and recover Rent as it becomes due.  For purposes of this Section, the following acts by Landlord will not constitute the termination of Tenant's right to possession of the Premises:

(a)           Acts of maintenance or preservation or efforts to relet the Premises, including alterations, remodeling, redecorating, repairs, replacements or painting as Landlord shall consider advisable for the purpose of reletting the Premises or any part thereof; or

(b)           The appointment of a receiver upon the initiative of Landlord to protect Landlord's interest under this Lease or in the Premises.

Notwithstanding the foregoing, in the event of a Default by Tenant, Landlord may elect at any time to terminate this Lease and to recover damages to which Landlord is entitled.

30.7           If Landlord does not elect to terminate this Lease as provided in Section 30.5, then Landlord may, from time to time, recover all Rent as it becomes due under this Lease.  At any time thereafter, Landlord may elect to terminate this Lease and to recover damages to which Landlord is entitled.

30.8           In the event Landlord elects to terminate this Lease and relet the Premises, Landlord may execute any new lease in its own name.  Tenant hereunder shall have no right or authority whatsoever to collect any Rent from such tenant.  The proceeds of any such reletting shall be applied as follows:

(a)           First, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, including storage charges or brokerage commissions owing from Tenant to Landlord as the result of such reletting;

(b)           Second, to the payment of the costs and expenses of reletting the Premises, including (i) alterations and repairs that Landlord deems reasonably necessary and advisable and (ii) reasonable attorneys' fees, charges and disbursements incurred by Landlord in connection with the retaking of the Premises and such reletting;

(c)           Third, to the payment of Rent and other charges due and unpaid hereunder; and

(d)           Fourth, to the payment of future Rent and other damages payable by Tenant under this Lease.

30.9           All of Landlord's rights, options and remedies hereunder shall be construed and held to be nonexclusive and cumulative.  Landlord shall have the right to pursue any one or all of such remedies, or any other remedy or relief that may be provided by Applicable Laws, whether or not stated in this Lease.  No waiver of any Default of Tenant hereunder shall be implied from any acceptance by Landlord of any Rent or other payments due hereunder or any omission by Landlord to take any action on account of such Default if such Default persists or is repeated, and no express waiver shall affect Defaults other than as specified in said waiver.  Notwithstanding any provision of this Lease to the contrary, in no event shall Landlord be required to mitigate its damages with respect to any Default by Tenant, except as may be required by applicable law.

30.10           Landlord's termination of (a) this Lease or (b) Tenant's right to possession of the Premises shall not relieve Tenant of any liability to Landlord that has previously accrued or that shall arise based upon events that occurred prior to the later to occur of (i) the date of Lease termination or (ii) the date Tenant surrenders possession of the Premises.

30.11           To the extent permitted by Applicable Laws, Tenant waives any and all rights of redemption granted by or under any present or future Applicable Laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises due to Tenant's Default hereunder or otherwise.

30.12           Landlord shall not be in default or liable for damages under this Lease unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event shall such failure continue for more than thirty (30) days after written notice from Tenant specifying the nature of Landlord's failure; provided, however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.  Except as otherwise provided in this Lease, in no event shall Tenant have the right to withhold or abate rent or to set off any Claims against Rent as a result of any default or breach by Landlord of any of its covenants, obligations, representations, warranties or promises hereunder, except as may otherwise be expressly set forth in this Lease.

30.13           In the event of any default by Landlord, Tenant shall, to the extent Tenant has received notice of the existence of the following parties and their address(es), give notice by registered or certified mail to any (a) beneficiary of a deed of trust or (b) mortgagee under a mortgage covering the Premises, the Buildings or the Project and to any landlord of any lease of land upon or within which the Premises, the Buildings or the Project is located, and shall offer such beneficiary, mortgagee or landlord a reasonable opportunity to cure the default.

30.14           Whether or not Landlord elects to terminate this Lease on account of any Default by Tenant, as set forth in this Article 30, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements.  In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

30.15           No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant.  Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

31.           Bankruptcy.  In the event a debtor, trustee or debtor in possession under the Bankruptcy Code, or another person with similar rights, duties and powers under any other Applicable Laws, proposes to cure any default under this Lease or to assume or assign this Lease and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease and (c) future performance of Tenant's obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion:

31.1           Those acts specified in the Bankruptcy Code or other Applicable Laws as included within the meaning of "adequate assurance," even if this Lease does not concern a shopping center or other facility described in such Applicable Laws;

31.2           A prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease;

31.3           A cash deposit in an amount at least equal to the then-current amount of the Security Deposit; or

31.4           The assumption or assignment of all of Tenant's interest and obligations under this Lease.

32.           Brokers.

32.1           Tenant represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than Cushman & Wakefield ("Tenant's Broker"), and that it knows of no other real estate broker or agent that is or might be entitled to a commission in connection with this Lease.  Landlord shall compensate Tenant's Broker and DTZ, Inc. ("Landlord's Broker") in relation to this Lease pursuant to separate agreements between Landlord and Tenant's Broker and Landlord's Broker, respectively.  Landlord represents and warrants that it knows of no other real estate broker or agent other than Tenant's Broker and Landlord's Broker that is or might be entitled to a commission in connection with this Lease.

32.2           Tenant represents and warrants that no broker or agent has made any representation or warranty relied upon by Tenant in Tenant's decision to enter into this Lease, other than as contained in this Lease.

32.3           Tenant acknowledges and agrees that the employment of brokers by Landlord is for the purpose of solicitation of offers of leases from prospective tenants and that no authority is granted to any broker to furnish any representation (written or oral) or warranty from Landlord unless expressly contained within this Lease.  Landlord is executing this Lease in reliance upon Tenant's representations, warranties and agreements contained within Sections 32.1 and 32.2.

32.4           Tenant agrees to indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnities harmless from any and all cost or liability for compensation claimed by any broker or agent, other than Tenant’s Broker, employed or engaged by it or claiming to have been employed or engaged by it.

33.           Definition of Landlord.  With regard to obligations imposed upon Landlord pursuant to this Lease, the term "Landlord," as used in this Lease, shall refer only to Landlord or Landlord's then-current successor-in-interest.  In the event of any transfer, assignment or conveyance of Landlord's interest in this Lease or in Landlord's fee title to or leasehold interest in the Property, as applicable, Landlord herein named (and in case of any subsequent transfers or conveyances, the subsequent Landlord) shall be automatically freed and relieved, from and after the date of such transfer, assignment or conveyance, from all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, without further agreement, the transferee, assignee or conveyance of Landlord's interest in this Lease or in Landlord's fee title to or leasehold interest in the Property, as applicable, shall be deemed to have assumed and agreed to observe and perform any and all covenants and obligations of Landlord hereunder during the tenure of its interest in the Lease or the Property.  Landlord or any subsequent Landlord may transfer its interest in the Premises or this Lease without Tenant's consent.

34.           Limitation of Liability.

34.1           If Landlord is in default under this Lease and, as a consequence, Tenant recovers a monetary judgment against Landlord, the judgment shall be satisfied only out of (a) the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Buildings and the Project, (b) rent or other income from such real property receivable by Landlord or (c) the consideration received by Landlord from the sale, financing, refinancing or other disposition of all or any part of Landlord's right, title or interest in the Buildings or the Project.

34.2           Landlord shall not be personally liable for any deficiency under this Lease.  If Landlord is a partnership or joint venture, then the partners of such partnership shall not be personally liable for Landlord's obligations under this Lease, and no partner of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any partner of Landlord except as may be necessary to secure jurisdiction of the partnership or joint venture.  If Landlord is a corporation, then the shareholders, directors, officers, employees and agents of such corporation shall not be personally liable for Landlord's obligations under this Lease, and no shareholder, director, officer, employee or agent of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any shareholder, director, officer, employee or agent of Landlord.  If Landlord is a limited liability company, then the members of such limited liability company shall not be personally liable for Landlord's obligations under this Lease, and no member of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any member of Landlord except as may be necessary to secure jurisdiction of the limited liability company.  No partner, shareholder, director, employee, member or agent of Landlord shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any partner, shareholder, director, employee, member or agent of Landlord.

34.3           Each of the covenants and agreements of this Article shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by Applicable Laws and shall survive the expiration or earlier termination of this Lease.

34.4           If Tenant is a corporation, then the shareholders, directors, officers, employees and agents of such corporation shall not be personally liable for Tenant's obligations under this Lease, and no shareholder, director, officer, employee or agent of Tenant shall be sued or named as a party in any suit or action, and service of process shall not be made against any shareholder, director, officer, employee or agent of Tenant.  In no event will Tenant be liable for any consequential, speculative or punitive damages arising out of this Lease or a breach thereof by Tenant.

35.           Joint and Several Obligations.  If more than one person or entity executes this Lease as Tenant, then:

35.1           Each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed or performed by Tenant; and

35.2           The term "Tenant," as used in this Lease shall mean and include each of them, jointly and severally.  The act of; notice from, notice to, refund to, or signature of any one or more of them with respect to the tenancy under this Lease, including any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted, so given or received such notice or refund, or so signed.

36.           Representations.  Landlord and Tenant guarantee, warrant and represent, each to the other, that (a) it is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) it has and is duly qualified to do business in the state in which the Property is located, (c) it has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all of its obligations hereunder, (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of such party is duly and validly authorized to do so and (e) neither (i) the execution, delivery or performance of this Lease nor (ii) the consummation of the transactions contemplated hereby will violate or conflict with any provision of documents or instruments under which it is constituted or to which it is a party.  In addition, Landlord and Tenant guarantee, warrant and represent, each to the other, that none of (x) it, (y) its affiliates or partners nor (z) to the best of its knowledge, its members, shareholders or other equity owners or any of their respective employees, officers, directors, representatives or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

37.           Intentionally Omitted.

38.           Notices.  Any notice, consent, demand, bill, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by personal delivery, overnight delivery with a reputable nationwide overnight delivery service, or certified mail (return receipt requested), and if given by personal delivery, shall be deemed delivered upon receipt; if given by overnight delivery, shall be deemed delivered one (1) day after deposit with a reputable nationwide overnight delivery service; and, if given by certified mail (return receipt requested), shall be deemed delivered three (3) business days after the time the notifying party deposits the notice with the United States Postal Service.  Any notices given pursuant to this Lease shall be addressed to Tenant at the Premises, or to Landlord or Tenant at the addresses shown in Sections 2.9 and 2.10, respectively.  Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

39.           Miscellaneous.

39.1           Landlord reserves the right to change the name of the Buildings or the Project and to install, affix and maintain any and all signs on the exterior and on the interior of the Buildings or Project, as Landlord may, in Landlord's sole discretion, desire.

39.2           Intentionally Omitted.

39.3           Where applicable in this Lease, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter.  The words "include," "includes," "included" and "including" shall mean "'include,' etc., without limitation." The section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

39.4           If either party commences an action against the other party arising out of or in connection with this Lease, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys' fees and expenses, incurred by the substantially prevailing party in such action or proceeding and in any appeal in connection therewith.  Notwithstanding the foregoing, if Landlord uses the services of an attorney in connection with the collection of Rent or any amounts owed by Tenant to Landlord under this Lease, Tenant shall reimburse Landlord upon demand for any attorneys' fees and expenses so incurred by Landlord whether or not Landlord commences an action against Tenant.

39.5           Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

39.6           Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

39.7           Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

39.8           Whenever consent or approval of either party is required, that party shall not unreasonably withhold such consent or approval, except as may be expressly set forth to the contrary.

39.9           The terms of this Lease are intended by the parties as a final expression of their agreement with respect to the terms as are included herein, and may not be contradicted by evidence of any prior or contemporaneous agreement.

39.10           Any provision of this Lease that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

39.11           Landlord may, but shall not be obligated to, record a short form or memorandum hereof without Tenant's consent.  Within ten (10) days after receipt of written request from Landlord, Tenant shall execute a termination of any short form or memorandum of lease recorded with respect hereto.  Tenant shall not record this Lease or any short form or memorandum of lease.

39.12           The language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

39.13           Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors, assigns, sublessees.  Nothing in this Section shall in any way alter the provisions of this Lease restricting assignment or subletting.

39.14           This Lease shall be governed by, construed and enforced in accordance with the Laws of the state in which the Premises are located, without regard to such state's conflict of law principles.

39.15           Intentionally Omitted.

39.16           This Lease may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

39.17           No provision of this Lease may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant.  The waiver by either party of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained.

39.18           To the extent permitted by Applicable Laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Lease; the relationship between Landlord and Tenant; Tenant's use or occupancy of the Premises; or any claim of injury or damage related to this Lease or the Premises.

39.19           Intentionally Omitted.

39.20           No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby.  The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained.  The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent.  .  No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

39.21           Tenant acknowledges that Landlord may be required to obtain from utility providers and disclose certain information concerning the Premise's recent historical energy use data pursuant to California Public Resources Code Section 25402.10 and the regulations promulgated pursuant thereto (collectively, "Energy Disclosure Requirements").  Landlord shall not be liable to Tenant for the accuracy or content of the information provided by utility providers pursuant to the Energy Disclosure Requirements.  Tenant acknowledges prior receipt of the Disclosure Summary Sheet, Statement of Energy Performance, Data Checklist and Facility Summary (all as defined the Energy Disclosure Requirements) and agrees that Landlord has timely complied with the Energy Disclosure Requirements and further agrees to provide Landlord with a separate written acknowledgment of such receipt and compliance upon request by Landlord.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written:

LANDLORD:

AGP SORRENTO BUSINESS COMPLEX, L.P.,

a Delaware limited partnership

By:	Parallel Capital Partners, Inc.,
a California corporation

Its: Authorized Agent

By:
Name:
Title:

TENANT:

MABVAX THERAPEUTICS HOLDINGS, INC.,
a Delaware corporation

By:
Name:
Title:

By:
Name:
Title: